UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
Proxy Statement pursuant to Section 14(a)
of the Securities Exchange Act of 1934
_______________________

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Pluralsight, Inc.

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Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:30 a.m. Mountain Time on Tuesday, May 5, 2020

Dear Stockholders of Pluralsight, Inc.:

The 2020 annual meeting of stockholders (the "Annual Meeting") of Pluralsight, Inc. (the "Company" or "Pluralsight"), a Delaware corporation, will be held on Tuesday, May 5, 2020 at 10:30 a.m. Mountain Time via a live webcast for the following purposes, as more fully described in the accompanying proxy statement:

(1)
To elect as Class II directors the four nominees named in the accompanying proxy statement to serve until our 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

(3)	To conduct an advisory non-binding vote to approve the compensation of our named executive officers;

(4)	To conduct an advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

(5)	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on Monday, March 9, 2020 as the record date for the Annual Meeting. Only stockholders of record on March 9, 2020 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about March 18, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement and our 2019 annual report. This Notice provides instructions on how to vote via the Internet, mail or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2019 annual report can be accessed directly at the following Internet address: www.proxydocs.com/PS.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Pluralsight and look forward to you joining us at the Annual Meeting or receiving your proxy.

By order of the Board of Directors

Aaron Skonnard
Co-Founder, Chief Executive Officer and Chairman
Farmington, Utah
March 18, 2020

PLURALSIGHT, INC.

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:30 a.m. Mountain Time on Tuesday, May 5, 2020

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders of Pluralsight, Inc. (the "Company" or "Pluralsight"), a Delaware corporation, and any postponements or adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 5, 2020, at 10:30 a.m. Mountain Time via a live webcast. The Notice Regarding the Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the proxy materials and our 2019 annual report are first being sent on or about March 18, 2020 to all stockholders entitled to notice of and to vote at the Annual Meeting. The proxy materials and our 2019 annual report can be accessed by following the instructions in the Notice as well as online at our Investor Relations website at http://investors.pluralsight.com. Prior registration to attend the Annual Meeting at www.proxydocs.com/PS is required by 5:00 p.m. Eastern Time on April 28, 2020.

The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What proposals am I voting on?

You will be voting on:

•
the election of the four Class II directors named in this proxy statement to hold office until our 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

•	an advisory non-binding vote to approve the compensation of our named executive officers;

•	an advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

•	"FOR" each of the four nominees for Class II director named in this proxy statement;

•	"FOR" ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

•	"FOR" the advisory non-binding vote to approve the compensation of our named executive officers ("NEOs"); and

•	"ONE YEAR" for the advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our NEOs.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxy holders, James Budge and Matthew Forkner, or either of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2020 Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on March 9, 2020 (the "Record Date"), are entitled to vote at the Annual Meeting. As of the Record Date, there were 142,794,139 shares of our common stock issued and outstanding, of which 105,406,451 shares of Class A common stock are issued and outstanding, 23,014,393 shares of Class B common stock are issued and outstanding, and 14,373,295 shares of Class C common stock are issued and outstanding. Each share of Class A common stock is entitled to one vote for each share held as of the Record Date; each share of Class B common stock is entitled to one vote for each share held as of the Record Date; and each share of Class C common stock is entitled to ten votes for each share held as of the Record Date. Stockholders are not permitted to cumulate votes with respect to the election of directors. Unless otherwise indicated, we refer to our Class A common stock, Class B common stock and Class C common stock collectively as our common stock.

Registered Stockholders. At the close of business on the Record Date for the Annual Meeting, if shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Company, LLC ("AST"), then you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote in person at the Annual Meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card or voting instruction card.

Street Name Stockholders. At the close of business on the Record Date for the Annual Meeting, if shares of our common stock were held not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in "street name," and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/PS by 5:00 p.m. Eastern Time on April 28, 2020 (the "Registration Deadline"). You will be asked to provide the control number located inside the shaded gray box on your Notice or proxy card (the "Control Number") as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."

How can I vote my shares?

If you are a stockholder of record and you would like to vote your shares, you may vote in one of the following ways:

•
You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

•	You may vote by toll-free telephone at 1-855-666-8935 (have your Notice or proxy card available when you call). You will be asked to provide the Control Number from your Notice or proxy card.

•
You may vote via the Internet. To vote via the Internet, go to www.proxypush.com/PS to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the Control Number from your Notice or proxy card.

•
You may vote during the virtual meeting through www.proxydocs.com/PS. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

If you are a participant in the Company's employee stock purchase program ("ESPP"), you may vote by mail, by toll free telephone or via the Internet. All votes reflecting shares purchased pursuant to the ESPP must be received by 11:59 p.m. Eastern Time on Thursday, April 30, 2020 in order to provide sufficient time for the stock plan administrator's broker to review voting instructions and cast the ballots according to each ESPP plan participant's voting instructions. As such, any shares you hold through the ESPP may not be voted during the virtual meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/PS by the Registration Deadline.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by telephone or via the Internet (until the applicable deadline for each method as set forth above);

•	returning a later-dated proxy card (which automatically revokes the earlier proxy);

•
providing a written notice of revocation prior to the Annual Meeting to our corporate secretary at our principal executive offices as follows: Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025, Attn: Corporate Secretary; or

•	submitting an electronic ballot during the Annual Meeting.

If you are a street name stockholder, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission ("SEC"), we elected to distribute our proxy materials, including the Notice, this proxy statement and our 2019 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice instead of a paper copy of the proxy materials. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 18, 2020 to all stockholders entitled to vote at the Annual Meeting. The Notice contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and 2019 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings of stockholders.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy, James Budge, our Chief Financial Officer, and Matthew Forkner, our Chief Legal Officer and Corporate Secretary, have been designated as proxies for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Abstentions, "WITHHOLD" votes, and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

What are broker non-votes?

Broker non-votes occur when a street name stockholder does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed "non-routine" and there is at least one "routine" matter to be voted upon at the Annual Meeting. Generally, if shares are held in "street name," the street name stockholder is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. In the event that a broker, bank or other nominee votes shares on the "routine" matters, but does not vote shares on the "non-routine" matters, those shares will be treated as broker non-votes with respect to the "non-routine" proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered "routine" and "non-routine"?

The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 2) is considered "routine" under applicable federal securities rules. The election of Class II directors (Proposal No. 1), the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) and the advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal No. 4) are considered "non-routine" under applicable federal securities rules.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder's affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at the Annual Meeting (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote "FOR" or "WITHHOLD" and abstentions will have no impact on the outcome of such proposal as long as a quorum exists. Moreover, because the outcome of Proposal No. 4 (non-binding frequency of future advisory votes on named executive compensation) will be determined by a plurality vote, you may only vote "ONE YEAR," "TWO YEARS," "THREE YEARS," or "ABSTAIN" and abstentions and broker non-votes will have no effect on the outcome of Proposal No. 4.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

What is the voting requirement to approve each of the proposals?

Proposal No. 1: Election of Class II Directors. The election of Class II directors requires a plurality of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the four nominees for Class II director receiving the highest number of "FOR" votes will be elected as Class II directors. You may vote (i) "FOR" for each director nominee or (ii) "WITHHOLD" for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.

Proposal No. 2: Ratification of Appointment of EY. The ratification of the appointment of EY requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Proposal No. 3: Advisory Non-Binding Vote to Approve the Compensation of Named Executive Officers. The advisory non-binding vote to approve the fiscal 2019 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our board of directors. The compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal No. 4: Advisory Non-Binding Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers. The option that receives the highest number of votes cast at the Annual Meeting by the stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders for future advisory non-binding votes on the executive compensation of our named executive officers. You may vote "ONE YEAR," "TWO YEARS," "THREE YEARS," or "ABSTAIN" on this proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our board of directors. The compensation committee will review the voting results and will consider the option that receives the most votes in determining the frequency of future stockholder advisory votes to approve the compensation program of our named executive officers.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either to Pluralsight or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Registered Stockholder. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	"FOR" each of the four nominees for Class II director named in this proxy statement;

•	"FOR" the ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

•	"FOR" the advisory non-binding vote to approve the compensation of our named executive officers; and

•	"ONE YEAR" on the proposal regarding an advisory non-binding vote on the frequency of future advisory votes to approve the compensation of our named executive officers.

In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholder. Brokers, banks and other nominees holding shares of common stock in "street name" for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole "routine" matter, Proposal No. 2 (ratification of the appointment of EY). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, to enter an advisory vote on Proposal No. 3 relating to the approval of the compensation of our named executive officers, or to enter an advisory vote on Proposal No. 4 relating to the frequency of future advisory votes to approve the compensation of our named executive officers.

How can I contact Pluralsight's transfer agent?

You may contact our transfer agent, AST, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at info@amstock.com. Materials may be mailed to AST at:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219

How can I attend the Annual Meeting?

This year's Annual Meeting will be accessible through the Internet via a live webcast. Prior registration to attend the Annual Meeting by the Registration Deadline at www.proxydocs.com/PS is required. We adopted a virtual format for our Annual Meeting to make participation more convenient and accessible for our stockholders regardless of their location.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on our record date of March 9, 2020 or hold a valid proxy for the meeting. To be admitted to the Annual Meeting's live webcast, you must register at www.proxydocs.com/PS by the Registration Deadline as described in the Notice or proxy card. As part of the registration process, you must enter the Control Number. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

This year's stockholders question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxydocs.com/PS after logging in with your Control Number. Shortly after the meeting, we may post questions and answers if applicable to our business on our Investor Relations website at http://investors.pluralsight.com.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?

If you receive more than one Notice or more than one set of printed materials, your shares may be registered in more than one name or your shares are registered in different accounts. Please follow the voting instructions on each Notice or each set of printed materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called "householding," under which we can deliver a single copy of the Notice and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing, mailing costs and fees, and is better for the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year's proxy materials and annual report, you may contact us as follows:

Pluralsight, Inc.
Attention: Investor Relations
182 North Union Avenue
Farmington, Utah 84025
Tel: (801) 784-9007

Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available from our Corporate Secretary for a period of at least ten days prior to the meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Time, at our corporate headquarters located at 182 North Union Avenue, Farmington, Utah, 84025.

When are stockholder proposals due for next year's annual meeting of stockholders?

Please see the section entitled "Stockholder Proposal Deadlines for 2021 Annual Meeting" in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2021 annual meeting of stockholders.

What are the fiscal year end dates?

This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about Pluralsight and its executive officers and directors. Some of the information is provided as of the end of our 2018 and 2019 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

What are the implications of no longer being an "emerging growth company"?

As of December 31, 2019, we ceased to be an "emerging growth company" under applicable federal securities laws, which means we are no longer permitted to take advantage of certain reduced public company reporting requirements. Among the requirements that are new for us this year, we now must provide more robust and detailed disclosures about our compensation programs, which are included in the "Compensation Discussion and Analysis" and "Summary Compensation Table" sections below. We are also required to conduct votes to seek approval, on a non-binding advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted and to comply with the pay ratio disclosure requirements of Item 402 of Regulation S-K. However, due to applicable transition relief, we are not required to provide pay ratio disclosure pursuant to Item 402 of Regulation S-K in this proxy statement. We expect to include pay ratio disclosure for the first time in the proxy statement we file in 2021.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors is currently comprised of eleven members. Our board of directors consists of three classes of directors, each serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of as closely as possible to one third of the directors. There are no family relationships among any of our directors or executive officers.

The following table sets forth the names, ages, and certain other information for each of the directors with terms expiring at the annual meeting (including those who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors. All information is as of March 9, 2020.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Frederick Onion	II	51	Co-Founder and Director	2017	2020	2023
Arne Duncan	II	55	Director	2017	2020	2023
Leah Johnson(1)	II	57	Director	2018	2020	2023
Karenann Terrell(2)	II	58	Director	2017	2020	2023
Aaron Skonnard	III	47	Co-Founder, Chief Executive Officer and Chairman	2017	2021	—
Scott Dorsey(1)(3)	III	52	Director	2017	2021	—
Ryan Hinkle(2)(3)	III	38	Director	2017	2021	—
Bonita Stewart(3)	III	62	Director	2018	2021	—
Gary Crittenden(1)(4)	I	66	Director	2017	2022	—
Tim Maudlin(2)	I	69	Director	2017	2022	—
Brad Rencher(3)	I	46	Director	2017	2022	—
________________________

(1)	Member of nominating and corporate governance committee.

(2)	Member of audit committee.

(3)	Member of compensation committee.

(4)	Lead independent director.

Nominees for Director

Frederick Onion co-founded our company in 2004 and has served as a member of the board of directors since its formation in December 2017, as a member of the board of managers of Pluralsight Holdings since August 2014, and as a member of the board of managers of Pluralsight, LLC since June 2014. Mr. Onion has served as our Content Advisor since June 2014, and previously served as our Chief Content Officer from May 2008 to May 2014. In August 2014, Mr. Onion founded the Onion Foundation, a private non-profit family foundation. Mr. Onion holds an A.B. degree in Computer Science from Harvard University and an M.S. degree in Computer Science from the University of California, Irvine.
We believe that Mr. Onion is qualified to serve as a member of our board of directors because of his knowledge of the industry in which we operate and his perspective and experience as our co-founder.
Arne Duncan has served as a member of the board of directors since its formation in December 2017 and as a member of the board of managers of Pluralsight Holdings since June 2016. Since March 2016, Mr. Duncan has served as a Managing Partner at the Emerson Collective, a non-profit organization focused on improving the quality of public education. Mr. Duncan previously served as the U.S. Secretary of Education from January 2009 to December 2015. Mr. Duncan currently serves on the board of directors of several private companies. Mr. Duncan holds a B.A. degree in Sociology from Harvard University.
We believe Mr. Duncan is qualified to serve as a member of our board of directors because of his in-depth knowledge of, and experience in, education.
Leah Johnson has served as a member of the board of directors since October 2018. Ms. Johnson currently serves as the Chief Communications & Marketing Officer and Executive Vice President at Lincoln Center for the Performing Arts. From April 2009 until July 2019, Ms. Johnson served as the Chief Executive Officer of LCJ Solutions, LLC, a strategic communications consulting company she founded. Ms. Johnson previously served as Interim Chief Communications and Branding Officer at Guardian Life Insurance Company of America from December 2012 to August 2013. From November 1999 to July 2008, Ms. Johnson served as Director, Global Public Affairs and then as Senior Vice President, Global Corporate Affairs at Citigroup Inc. Ms. Johnson holds a B.A. degree in Psychology from Harvard University.
We believe Ms. Johnson is qualified to serve as a member of our board of directors because of her public company operating experience, her expertise in strategic communications, and her leadership experience within large enterprises.
Karenann Terrell has served as a member of the board of directors since its formation in December 2017, and as a member of the board of managers of Pluralsight Holdings since October 2017. Since September 2017, Ms. Terrell has served as Chief Digital and Technology Officer for GlaxoSmithKline plc, a global pharmaceutical and healthcare company. Ms. Terrell previously served as the Chief Information Officer of Walmart, Inc., a global retail company, from February 2012 to March 2017. Ms. Terrell holds a B.S. degree in Electrical Engineering from Kettering University and an M.S. degree in Electrical Engineering from Purdue University.
We believe Ms. Terrell is qualified to serve as a member of our board of directors because of her public company operating experience, her expertise in digital, data, and analytics strategy, and her leadership experience within large enterprises.
Continuing Directors

Aaron Skonnard co-founded our company in 2004 and has served as our Chief Executive Officer since October 2009. Mr. Skonnard has served as Chairman of our board of directors since its formation in December 2017, as a member of the board of managers for Pluralsight Holdings since August 2014, and as a member of the board of managers of Pluralsight, LLC since October 2009. Mr. Skonnard serves as a board member of Zions Bancorporation, N.A., a financial services company, and as co-founder and executive board member of Silicon Slopes, a nonprofit designed to empower Utah's startup and tech community. Mr. Skonnard holds a B.S. degree in Computer Science from Brigham Young University.

We believe that Mr. Skonnard is qualified to serve as a member of our board of directors because of his perspective and experience as our co-founder and Chief Executive Officer as well as our largest stockholder.

Gary Crittenden has served as a member of the board of directors since its formation in December 2017, and as a member of the board of managers of Pluralsight Holdings since June 2016. Since January 2017, Mr. Crittenden has served as an Executive Director at HGGC, LLC, a private equity firm. Mr. Crittenden previously served as the Chairman and Managing Partner of HGGC, LLC from December 2013 to December 2016, as its Chief Executive Officer from April 2012 to December 2013, and as its Managing Partner from June 2009 to December 2016. Since July 2013, Mr. Crittenden has served on the board of directors of Primerica, Inc., a distributor of financial products, since August 2016, the board of directors of Zions Bancorporation, N.A., a financial services company, and since February 2020, the board of directors of Extra Storage Space, a self-storage REIT. Mr. Crittenden previously served as Chairman of Citi Holdings, and as Chief Financial Officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation, and Filene's Basement. Mr. Crittenden holds a B.S. degree in Management from Brigham Young University, an M.B.A. degree from Harvard Business School, and an Honorary Doctorate from Weber State University.

We believe Mr. Crittenden is qualified to serve as a member of our board of directors because of his public company operating experience, financial and accounting expertise, and his leadership experience within large enterprises.

Scott Dorsey has served as a member of the board of directors since its formation in December 2017 and as a member of the board of managers of Pluralsight Holdings since September 2017. Since April 2015, Mr. Dorsey has served as Managing Partner of High Alpha, a venture studio that launches, scales, and invests in enterprise cloud companies. From July 2013 to August 2014, Mr. Dorsey served as the Chief Executive Officer of Salesforce ExactTarget Marketing Cloud, a cloud marketing platform and division of salesforce.com, inc., an enterprise cloud computing company. Prior to ExactTarget's acquisition by salesforce.com in 2013, Mr. Dorsey co-founded ExactTarget, Inc., a marketing software company, and served as its Chairman and Chief Executive Officer from December 2000 to July 2013. Mr. Dorsey holds a B.S. degree in Marketing from Indiana University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.
We believe Mr. Dorsey is qualified to serve as a member of our board of directors because of his public company operating experience and his experience in the venture capital industry analyzing and investing in technology companies.
Ryan Hinkle has served as a member of the board of directors since its formation in December 2017, as a member of the board of managers of Pluralsight Holdings since August 2014, and as a member of the board of managers of Pluralsight, LLC since December 2012. Mr. Hinkle joined Insight Venture Management, LLC, a venture capital and private equity firm, in 2003 and has served as a Managing Director since December 2012. Mr. Hinkle holds a B.S. degree in Economics and a B.S.E. degree in Electrical Engineering from the University of Pennsylvania.
We believe that Mr. Hinkle is qualified to serve as a member of our board of directors because of his experience in the venture capital industry analyzing and investing in technology companies, as well as his perspective as a representative of our largest stockholder outside the founding team.
Tim Maudlin has served as a member of the board of directors since its formation in December 2017 and as a member of the board of managers of Pluralsight Holdings since June 2016. From January 1989 to December 2007, Mr. Maudlin served as the Managing General Partner of Medical Innovation Partners, a venture capital firm. Mr. Maudlin has served as a member of the board of directors of Alteryx, Inc., a data analytics software company, since December 2015, and as a member of the board of directors of Web.com Group, Inc., an internet services company, from February 2002 through October 2018. Mr. Maudlin previously served as a member of the board of directors of ExactTarget, Inc., a marketing software company, from May 2008 to July 2013, and Sucampo Pharmaceuticals, Inc., a biopharmaceutical company, from September 2006 to February 2013. Mr. Maudlin holds a B.A. degree in Economics from St. Olaf College and an M.M. degree in Accounting, Finance, and Management from the Kellogg School of Management at Northwestern University. Mr. Maudlin is trained as a certified public accountant.
We believe that Mr. Maudlin is qualified to serve as a member of our board of directors because of his experience in the venture capital industry analyzing and investing in technology companies, his extensive experience as a member of numerous public company boards of directors, and his significant financial and accounting expertise.

Brad Rencher has served as a member of the board of directors since its formation in December 2017 and as a member of the board of managers of Pluralsight Holdings since June 2016. Since October 2019, Mr. Rencher has served as the Chief Executive Officer of BambooHR, a technology company. Mr. Rencher served as Executive Vice President and General Manager of Digital Experience at Adobe Inc., a software company, from August 2011 to March 2019. Mr. Rencher currently serves as a member of the board of directors of the Utah Symphony and as an executive board member of Silicon Slopes, a nonprofit designed to empower Utah's startup and tech community. Mr. Rencher holds a B.S. degree in Business Management and Finance from Brigham Young University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

We believe that Mr. Rencher is qualified to serve as a member of our board of directors because of his knowledge of the industry in which we operate.

Bonita Stewart has served as a member of the board of directors since October 2018. Since 2006, Ms. Stewart has served in various roles at Google, Inc., a wholly-owned subsidiary of Alphabet Inc., a global technology company, including most recently as Vice President, Global Partnerships since July 2016. At Google, Ms. Stewart previously served as Vice President, Americas, Partner Business Solutions from August 2012 to December 2015; as Vice President, U.S. Sales and Operations from 2011 to 2012; as Managing Director, U.S. Sales from 2009 to 2010; and as Industry Director, U.S. Automotive from 2006 to 2009. Ms. Stewart has served on the board of directors of Deckers Outdoor Corporation, a footwear design and distribution company, since September 2014. Ms. Stewart holds a B.A. degree in Journalism from Howard University and an M.B.A. degree from Harvard Business School.
We believe Ms. Stewart is qualified to serve as a member of our board of directors because of her public company operating experience, her expertise in the industry in which we operate, and her leadership experience within large enterprises.
Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, and considering the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, our board of directors has determined that each of our directors, other than Messrs. Duncan, Skonnard and Onion are "independent directors" as defined under the rules of The Nasdaq Stock Market LLC ("Nasdaq Rules"). In addition, our board of directors determined that Messrs. Maudlin and Hinkle, and Ms. Terrell, who are members of our audit committee, satisfy the enhanced independence standards for audit committee members established by applicable SEC and Nasdaq Rules. Our board of directors has determined that Messrs. Hinkle, Rencher and Dorsey, and Ms. Stewart, who are members of our compensation committee, satisfy the enhanced independence standards for compensation committee members established by applicable SEC and Nasdaq Rules. Our board of directors has determined that Messrs. Crittenden and Dorsey, and Ms. Johnson, who are members of our nominating and corporate governance committee, satisfy the independence standards for nominating and corporate governance committee members established by applicable SEC and Nasdaq Rules. Our board of directors consults with our legal counsel to ensure these determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent."

Although we are a "controlled company" within the meaning of the corporate governance rules of The Nasdaq Stock Market LLC because Aaron Skonnard and his associated entities, collectively, hold a majority of the voting power of our outstanding capital stock, we have elected not to take advantage of the "controlled company" exemptions found in the Nasdaq Rules and are in full compliance with all corporate governance requirements under the Nasdaq Rules.

There are no family relationships among any of our directors or executive officers.

Other Director Matters
Gary Crittenden served as the Chief Financial Officer of Citigroup from March 2007 to March 2009. In July 2010, Mr. Crittenden entered into an order with the SEC in which the SEC found that Mr. Crittenden should have known that certain statements made by Citigroup, while he was chief financial officer, were materially misleading and Mr. Crittenden paid a civil monetary penalty of $100,000. Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities. In electing Mr. Crittenden, our board of directors considered the SEC order and related matters and concluded that they did not raise any concerns about Mr. Crittenden's qualification to serve on our board of directors.

Board Leadership Structure

Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director at any time when our Chief Executive Officer serves as the Chairperson of the board of directors or if the Chairperson is not otherwise independent. The lead independent director will be responsible for calling separate meetings of the independent directors, determining the agenda and serving as chair of meetings of independent directors, reporting to the Chief Executive Officer and Chairperson of our board of directors regarding feedback from executive sessions, serving as spokesperson for the Company as requested, and performing such other responsibilities as may be designated by a majority of the independent directors from time to time.

The roles of Chief Executive Officer and Chairperson are currently combined as our board of directors is currently chaired by Mr. Skonnard, who is also our Chief Executive Officer. The board of directors believes that it is in the best interest of the Company and its stockholders for Mr. Skonnard to serve in both roles given his knowledge of our company and industry and his role in co-founding the Company and overseeing its growth to this point. Our board of directors has appointed Mr. Crittenden to serve as the current lead independent director.

Our board of directors believes that having a combined Chairperson and Chief Executive Officer, along with a lead independent director, is the appropriate leadership structure for us at this time. We believe that this structure provides appropriate leadership and oversight of Pluralsight and facilitates effective functioning of both management and the board of directors.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular meeting of our board of directors, receives reports on all significant committee activities at each regular meeting of our board of directors, and evaluates the risks inherent in significant transactions.

Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management and potential related party transactions. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the board of directors and potential conflicts of interest. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.

Our board of directors believes its current leadership structure supports the risk oversight function of the board of directors. In particular, our board of directors believes that our lead independent director and majority of independent directors provide a well-functioning and effective balance to the members of executive management and our board of directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2019, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which s/he has been a director, and (ii) the total number of meetings held by all committees of our board of directors on which s/he served during the periods that s/he served. Directors are expected to prepare for, attend and actively participate in all meetings of our board of directors and committees. In our corporate governance guidelines, members of our board of directors are strongly encouraged to attend our annual meetings of stockholders, and all eleven directors attended our 2019 annual meeting of stockholders.

Our board of directors has established a standing audit committee, a standing compensation committee, and a standing nominating and corporate governance committee. Members of committees are appointed by our board of directors following recommendations by our nominating and corporate governance committee and serve at the pleasure of our board of directors for terms of service at the discretion of the board of directors. Each of the committees has the composition and the responsibilities described below.

Audit Committee

Our audit committee currently consists of Messrs. Maudlin and Hinkle, and Ms. Terrell, with Mr. Maudlin serving as chairperson. Mr. Maudlin is considered an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and all members of the audit committee are financially literate.

Our audit committee oversees our corporate accounting and financial reporting process, internal control over financial reporting, the audit and integrity of our financial statements, and assists our board of directors in monitoring our financial systems, technology and cybersecurity risk management procedures, and our legal and regulatory compliance. The responsibilities of our audit committee include, but are not limited to, the following:

•	overseeing the qualifications, independence, and performance of our independent registered public accounting firm ("independent auditors") and our internal control functions;

•	approving the hiring, retaining, discharging, replacing, and compensation of our independent auditors;

•
discussing with management and independent auditors the adequacy and effectiveness of our policies and practices regarding information technology risk management and internal controls related to cybersecurity;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications, independence and performance of our independent auditors or any other registered public accounting firm;

•	reviewing the scope of the annual audit;

•	discussing and reviewing earnings press releases, financial information, and earnings guidance provided to the public, analysts, and rating agencies;

•	reviewing our financial statements and critical accounting policies and estimates;

•	assessing the adequacy and effectiveness of our disclosure controls and procedures;

•
reviewing analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative generally applicable account principles methods in the financial statements;

•	reviewing the adequacy and effectiveness of our internal controls;

•	approving all overall objectives, scope, organizational structure, responsibilities, resources and activities of our internal audit function;

•
discussing and reviewing with management and our independent auditors the results of our annual audit, including critical audit matters identified by our independent auditors during the audit, as applicable, and our quarterly financial statements;

•	reviewing and resolving any disagreements that may arise between management and the independent auditors regarding financial reporting or internal control over financial reporting;

•
obtaining and reviewing the independent auditor's internal quality control procedures, and any material issues raised by the most recent internal quality-control review, peer review, or the Public Company Accounting Oversight Board (United States) review of the independent auditors by any inquiry or investigation by governmental or professional authorities, regarding any independent audit performed by the independent auditors and any steps to remediate and address such issues;

•	reviewing our risk assessment and risk management processes, including our financial reporting, accounting, auditing, tax, legal, data privacy, data security and cybersecurity matters;

•	establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and

•	reviewing and approving related party transactions under Item 404 of Regulation S-K.

Our audit committee operates under a written charter that was approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and Nasdaq Rules. The charter is available on our website at http://investors.pluralsight.com. Our audit committee held six meetings during 2019. The report of our audit committee is included in this proxy statement.

Compensation Committee

Our compensation committee currently consists of Messrs. Rencher, Hinkle, and Dorsey, and Ms. Stewart, with Mr. Rencher serving as the chairperson.

Our compensation committee oversees our corporate compensation policies, plans, benefits programs, and overall compensation philosophy. The responsibilities of our compensation committee include, but are not limited to, the following:

•	reviewing and approving, or recommending to our board of directors for approval, policies relating to compensation and benefits of our officers and employees;

•	periodically reviewing stock ownership guidelines, if any, applicable to members of the board of directors or executive offices;

•	reviewing and approving, or recommendation to our board of directors for approval, corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;

•
overseeing our submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans, and in conjunction with our nominating and corporate governance committee of our board of directors, engaging with proxy advisory firms and other stockholder groups on executive compensation matters;

•
reviewing and discussing annually with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks;

•	evaluating the performance of our officers (including our Chief Executive Officer) in light of established goals and objectives;

•	recommending compensation of our officers based on its evaluations;

•	discussing and reviewing with management disclosures required by the rules and regulations of the SEC;

•	administering our equity compensation plans, including approving or recommending to our board of directors for approval, the grant of equity-based awards; and

•	evaluating and approving, or recommending to our board of director for approval, non-employee director compensation.

Our compensation committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the Nasdaq Rules. The charter is available on our website at http://investors.pluralsight.com. Our compensation committee held seven meetings during 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Crittenden and Dorsey, and Ms. Johnson, with Mr. Crittenden serving as the chairperson.

Our nominating and corporate governance committee oversees and assists our board of directors in identifying individuals who are qualified to become members of our board of directors in accordance with criteria approved by our board of directors and reviewing and recommending nominees for election or selection as directors. The responsibilities of our nominating and corporate governance committee include, but are not limited to, the following:

•	evaluating and making recommendations regarding the composition, organization and governance of the board of directors and its committees;

•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications, qualities, skills and other expertise for membership on our board of directors and conducting searches for potential members of our board of directors;

•	reviewing and making recommendations with regard to our corporate governance guidelines;

•	overseeing our charitable endeavors, including the activities and governance of Pluralsight One and any other charitable initiatives;

•	overseeing our inclusion and diversity initiatives, including review of progress against our stated goals and overall alignment with business strategy and priorities;

•
evaluating the "independence" of directors and director nominees against the independence requirements of Nasdaq Rules, applicable rules and regulations promulgated by the SEC and other applicable laws, rules and regulations;

•	overseeing compliance with our code of business conduct and ethics;

•	contributing to succession planning;

•	developing and reviewing periodically the policies and procedures for considering stockholder nominees for election to our board of directors;

•
considering any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our certificate of incorporation and bylaws and our stockholder nominations and recommendation policies and procedures;

•	evaluating and recommending termination of membership of individual directors for cause of other appropriate reasons;

•
reviewing any proposals properly submitted by stockholders for action at the annual meeting of stockholders and making recommendations to the board of directors regarding action to be taken in response to each proposal;

•	evaluating the participation of members of our board of directors in orientation and continuing education activities in accordance with applicable listing standards;

•	reviewing actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee; and

•	overseeing the self-evaluation process of the board of directors.

Our nominating and corporate governance committee operates under a written charter that was approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the Nasdaq Rules. The charter is available on our website at http://investors.pluralsight.com. Our nominating and corporate governance committee held two meetings during 2019.

Compensation Committee Interlocks and Insider Participation

During 2019, our compensation committee was comprised of Messrs. Rencher, Hinkle, and Dorsey, and Ms. Stewart, with Mr. Rencher serving as the chairperson. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and corporate governance committee considers the current size and composition of the board of directors, the needs of the board of directors and its respective committees, and the desired qualifications, expertise and characteristics of the members of our board of directors, including such factors as business experience and diversity. While we do not have a formal policy with respect to diversity, our nominating and corporate governance committee may consider such factors as differences in professional background, education, skill, race, ethnicity, gender, age and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our board of directors is committed to seeking out qualified women and individuals from underrepresented groups and diverse backgrounds. Our nominating and corporate governance committee has, from time to time, engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on our board of directors.

Our nominating and corporate governance committee evaluates each individual in the context of the membership of the board of directors as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. Each director should be an individual of high character and integrity. The board of directors evaluates the performance of the board of directors and its committees. Our nominating and corporate governance committee reviews self-assessment questionnaires to evaluate the performance of individual members. In determining whether to recommend a director for re-election, our nominating and corporate governance committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the board of directors and the Company and other qualifications and characteristics determined by the board of directors. Each director must ensure that other existing and anticipated future commitments do not materially interfere with the members' service as a director. No director should serve on more than four additional public company boards without the approval of our board of directors.

After completing their review and evaluation of director candidates, in accordance with Nasdaq Rules, our nominating and corporate governance committee will recommend a director nominee for selection by our board of directors. Our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors.

Stockholder Recommendations for Nominations to Our Board

A stockholder that wants to recommend a candidate for election to the board of directors should direct the recommendation in writing by letter to the Company, attention of our Chief Legal Officer at Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025. Such recommendation should include the candidate's name, age, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate and evidence of the recommending stockholder's ownership of our stock. Such recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors. We do not have a formal policy regarding the consideration of director candidates recommended by stockholders, but subject to the foregoing, our independent directors will consider candidates recommended by stockholders in the same manner as candidates recommended from other sources. Our independent directors have discretion to decide which individuals to recommend for nomination as directors. Our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors. A stockholder that wants to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. Any nomination should be sent in writing to Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025, Attention: Corporate Secretary. To be timely for our 2021 annual meeting of stockholders, our corporate secretary must receive the nomination no earlier than January 2, 2021 and no later than the close of business on February 1, 2021. Please see the section entitled "Stockholder Proposal Deadlines for 2021 Annual Meeting" in this proxy statement for more information.

Communications with the Board of Directors

In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our Chief Legal Officer at Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025. Our Chief Legal Officer will, in consultation with appropriate directors as necessary, review incoming stockholder communications and decide whether a response to any stockholder or interested party communication is necessary.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders, or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section entitled "Stockholder Proposal Deadlines for 2021 Annual Meeting" in this proxy statement.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://investors.pluralsight.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Insider Trading Policy; Hedging

The Company's Insider Trading Policy is applicable to all directors, officers, employees and other agents (such as consultants and independent contractors) and prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company's common stock.

OUR COMMITTMENT TO THE COMMUNITY: PLURALSIGHT ONE

We believe technology has the power to create freedom, equality, and opportunity around the globe. Pluralsight One is our social impact initiative dedicated to closing the technology skills gap. Pluralsight One was launched in 2017 as a social enterprise to invest in catalytic solutions and lead our global social impact strategy in support of our mission to democratize technology skills.

Pluralsight One drives socially beneficial outcomes, leads all volunteer strategies, advances advocacy efforts around Computer Science education, and the strategy, development and ongoing management of the Pluralsight One products.

We make progress against our mission to democratize technology skills by focusing on four pillars:

•	Opportunity: Increase access to technology skill development and promote inclusion across the globe.

•
Education: Revolutionize the way the world learns and address the root issues contributing to the increasing technology skills gap to prevent nonprofit organizations, educators and the populations they support from becoming left behind.

•	Employability: Equip individuals with the technology skills they need to access dignified employment, thrive, and keep pace in any industry.

•	Innovation: Invest in catalytic solutions that accelerate our mission and the missions of nonprofits around the world.

We take action on these pillars through product, volunteerism, and investments:

•
Product: Pluralsight One creates freedom, equality and opportunity by helping nonprofits, educators, and the communities they support develop the technology skills needed to build better lives and a better future for us all.

•	Volunteerism: Pluralsight One empowers the Pluralsight community to transfer skills that meet identified community needs and create lasting impact through volunteerism and mentorship opportunities.

•	Investments: Pluralsight One fuels innovation and amplifies impact by funding solutions and programs that scale.

In addition, two of our co-founders, Messrs. Skonnard and Onion, each have donated and intend to donate in the future a portion of their Pluralsight equity to the Pluralsight One Fund, Silicon Valley Community Foundation, a donor advised fund owned and operated by a 501(c)(3) public charity. Our nominating and corporate governance committee has advisory privileges over the fund, with the ability to recommend investment strategy of the donated assets, and the ability to recommend cash grants to support qualified charities, however neither we, nor or nominating and corporate governance committee, control the Pluralsight One Fund sponsors, and accordingly we do not consolidate the donor advised fund's activities into our consolidated financial statements.

More information regarding Pluralsight One and our annual impact report is available on our website at https://www.pluralsightone.org/impact. Information contained on, or that can be accessed through, this website is not intended to be incorporated by reference into this proxy statement, and references to this website address in this proxy statement are inactive textual references only.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Outside Director Compensation Policy

Our board of directors adopted our Outside Director Compensation Policy in connection with our initial public offering. Members of our board of directors who are not employees are eligible for compensation under our Outside Director Compensation Policy. Accordingly, Mr. Skonnard is not eligible for awards under our Outside Director Compensation Policy.

The compensation committee periodically reviews the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by Compensia, Inc. ("Compensia"), its independent compensation consultant. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation, as discussed below in the section entitled "Executive Compensation-Governance of Executive Compensation Programs."

In the second half of 2019, the compensation committee, with input from Compensia, reviewed our Outside Director Compensation Policy and determined that the compensation levels thereunder were market competitive and no changes were necessary or recommended. However, the compensation committee and board of directors approved certain additional amendments to the Outside Director Compensation Policy to allow for the non-employee directors to receive their cash fees in the form of equity awards and/or defer the receipt of shares from their equity awards issued under the Outside Director Compensation Policy until or following the vesting date, as described in greater detail below. These amendments were made to provide the non-employee directors with the opportunity to take a greater portion of their director compensation in stock in order to further align the interests of our directors and our stockholders.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity and cash, as described below:

Cash Compensation

During fiscal year 2019, each non-employee director was eligible to receive the following annual cash retainers for certain board of directors and/or committee service:

•	$30,000 per year for service as a member of our board of directors;

•	$17,000 per year additionally for service as lead independent director;

•	$20,000 per year additionally for service as chair of the audit committee;

•	$9,500 per year additionally for service as a member of the audit committee;

•	$14,000 per year additionally for service as chair of the compensation committee;

•	$5,000 per year additionally for service as a member of the compensation committee;

•	$7,500 per year additionally for service as chair of the nominating and corporate governance committee; and

•	$3,500 per year additionally for service as a member of the nominating and corporate governance committee.

All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis. There are no per-meeting attendance fees. Each non-employee director receiving an additional fee as a chair of a committee will not also receive the additional fee as a member of the committee.

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2018 Equity Incentive Plan (the "2018 Plan"), including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and nondiscretionary.

Initial Award. Upon joining our board of directors, each newly-elected non-employee director will receive an initial equity award having a grant date value equal to $186,000 multiplied by a fraction, (A) the numerator of which is the number of full months remaining during the period beginning on the date the individual becomes a member of the board of directors and ending on the one-year anniversary of the date of the then-most recent annual meeting of stockholders (the "Initial Award Vesting Period"), and (B) the denominator of which is 12, rounded to the nearest whole share (the "Initial Award"). The Initial Award will be comprised of restricted stock units ("RSUs") that vest into Class A common stock. The Initial Award will be granted on the first trading day on or after such person first becomes a non-employee director. Subject to the terms of the Outside Director Compensation Policy, the Initial Award will vest upon the earlier of the last day of the Initial Award Vesting Period or the day prior to the date of the annual meeting of stockholders next following the date the Initial Award is granted, subject to the individual's continued service through the applicable vesting date. An individual who is a director and also an employee will not receive an Initial Award if s/he becomes a non-employee director due to termination of employment.

Annual Award. On the date of each annual meeting of stockholders, each continuing non-employee director automatically will be granted an equity award having a grant date value equal to $186,000 (the "Annual Award"). The Annual Award will be comprised of RSUs that vest into Class A common stock. Subject to the terms of the policy, each Annual Award will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of stockholders occurring after the grant date, subject to the individual's continued service through the applicable vesting date.

Any award granted under our Outside Director Compensation Policy will fully vest in the event of a change in control, as defined in our 2018 Plan, provided that the individual remains a director through such change in control.

We made the following amendments to our Outside Director Compensation Policy in October 2019:

•
Each non-employee director may elect to convert any cash compensation that s/he would otherwise be entitled to receive under our Outside Director Compensation Policy into an award of RSUs under our 2018 Plan (each, a "Retainer Award"). If the non-employee director makes this election in accordance with the Outside Director Compensation Policy, such Retainer Award will be granted on the date of the annual meeting of stockholders for that year, and will vest upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of stockholders occurring after the grant date, subject to the individual's continued service through the applicable vesting date, and further subject to the change in control vesting acceleration provisions in the prior paragraph.

•
Each non-employee director may elect to defer the delivery of the settlement of any Initial Award, Annual Award, or Retainer Award that would otherwise be delivered to such non-employee director on or following the date such award vests pursuant to the terms of a deferral election such non-employee director makes in accordance with the Outside Director Compensation Policy. A non-employee director may elect to defer 100% of his or her RSUs granted to him or her under the Outside Director Compensation Policy and either have them settled in: (A) a single lump sum installment in whole shares within 60 days following the earlier of the termination of his or her service as a member of our board of directors, or his or her death, (the "Distribution Date"), or (B) five equal installments in whole shares following his or her termination of service as a member of our board of directors or death, with the first installment payable on the one-year anniversary of the Distribution Date, and each consecutive installment payable on each annual anniversary thereafter until all of the installments have been paid.

•
With respect to calendar years starting on or after January 1, 2020, Mr. Crittenden and Ms. Stewart elected to convert their cash compensation into a Retainer Award in accordance with our Outside Director Compensation Policy. Messrs. Crittenden and Maudlin, and Ms. Stewart elected to defer 100% of their RSUs granted to each non-employee director under the Outside Director Compensation Policy and have such RSUs settled in a single lump sum installment in whole shares on each such non-employee director's applicable Distribution Date.

Director Compensation Table

The following table provides information regarding compensation of our non-employee directors for service as directors for the year ended December 31, 2019. For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings. All compensation that we paid to Mr. Skonnard, our only employee director, is presented in the tables summarizing the compensation of our NEOs in the section entitled "Executive Compensation."

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Gary Crittenden(4)	36,333	185,968(3)	—	222,301
Scott Dorsey(5)	25,667	185,968(3)	—	211,634
Arne Duncan(6)	20,000	185,968(3)	—	205,968
Ryan Hinkle(7)	—	—	—	—
Leah Johnson(8)	25,000	185,968(3)	—	210,968
Tim Maudlin(9)	33,333	185,968(3)	—	219,301
Frederick Onion(7)	—	—	—	—
Brad Rencher(10)	29,333	185,968(3)	—	215,301
Bonita Stewart(11)	29,333	185,968(3)	—	215,301
Karenann Terrell(12)	26,333	185,968(3)	—	212,301
________________________

(1)
The amount shown reflects an annual cash retainer for such director's service as a member of our board of directors and, if applicable, chair or member of our audit committee, compensation committee and nominating and corporate governance committee.

(2)
The fair value of each stock award is measured based on the closing price of our Class A common stock on the date of grant. Stock option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each stock option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. For more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 2 of the "Notes to Financial Statements" included in our Annual Report on Form 10-K/A for the year ended December 31, 2019, as filed with the SEC on March 2, 2020.

(3)
Messrs. Crittenden, Dorsey, Duncan, Maudlin, Rencher and Mses. Johnson, Stewart and Terrell were each awarded RSUs covering 5,240 shares of our Class A common stock on April 30, 2019, which will vest in full on the date of the Annual Meeting, subject to each of their continued service with us through such date.

(4)
As of December 31, 2019, Mr. Crittenden held (a) 5,240 RSUs and (b) options to purchase a total of 80,721 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to his continued service with us.

(5)
As of December 31, 2019, Mr. Dorsey held (a) 5,240 RSUs and (b) options to purchase a total of 109,110 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to his continued service with us.

(6)
As of December 31, 2019, Mr. Duncan held (a) 5,240 RSUs and (b) options to purchase a total of 153,179 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to his continued service with us. Mr. Duncan held 27,761 unvested LLC Units of Pluralsight Holdings, LLC ("LLC Units") as of December 31, 2019 in connection to providing us certain services unrelated to his service as director and pursuant to the Incentive Unit Offer Letter, between Pluralsight Holdings and Arne Duncan, dated as of December 13, 2016 (the "Duncan Incentive Unit Offer Letter"), as referenced in our Annual Report on Form 10-K/A filed with the SEC on March 2, 2020. The LLC Units will vest according to the following schedule: (a) 6,940 LLC Units will vest on March 1, 2020, June 1, 2020, and September 1, 2020; and (b) 6,941 LLC Units will vest on December 1, 2020, subject to his continued performance under the Duncan Incentive Unit Offer Letter.

(7)	Messrs. Hinkle and Onion each elected to forgo compensation that would have been provided to them under our Outside Director Compensation Policy.

(8)	As of December 31, 2019, Ms. Johnson held 5,240 RSUs.

(9)
As of December 31, 2019, Mr. Maudlin held (a) 5,240 RSUs and (b) options to purchase a total of 80,721 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to his continued service with us.

(10)
As of December 31, 2019, Mr. Rencher held (a) 5,240 RSUs and (b) options to purchase a total of 80,721 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to his continued service with us.

(11)	As of December 31, 2019, Ms. Stewart held 5,240 RSUs.

(12)
As of December 31, 2019, Ms. Terrell held (a) 5,240 RSUs and (b) options to purchase a total of 131,926 shares of our Class A common stock that vest in four equal semiannual installments beginning on November 16, 2018, subject to her continued service with us.

PROPOSAL NUMBER 1 - ELECTION OF CLASS II DIRECTORS

Our board of directors is currently comprised of eleven directors and, according to our amended and restated certificate of incorporation, is divided into three staggered classes of directors. At the Annual Meeting, four Class II directors will be elected to our board of directors by holders of our common stock to succeed the same class whose term is then expiring. Each director's term continues until the expiration of the term for which such director was elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

Nominees for Director

Our nominating and corporate governance committee has recommended director nominees for selection by our board of directors, and our board of directors has approved Frederick Onion, Arne Duncan, Leah Johnson and Karenann Terrell, each a current Class II director, as nominees for re-election as Class II directors at the 2020 annual meeting of stockholders. If elected, each of Messrs. Onion and Duncan and Mses. Johnson and Terrell will serve as a Class II director until the 2023 annual meeting and until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section entitled "Board of Directors and Corporate Governance."

Messrs. Onion and Duncan and Mses. Johnson and Terrell have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by our nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Required Vote

The election of Class II directors requires a plurality of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that, the four nominees for Class II director receiving the highest number of "FOR" votes will be elected as Class II directors. You may vote (i) "FOR" for each director nominee or (ii) "WITHHOLD" for each director nominee. If you are a stockholder of record, your shares represented by executed proxies or votes by telephone or over the Internet will be voted, if authority to do so is not expressly withheld, for the election of Messrs. Onion and Duncan and Mses. Johnson and Terrell. Because the outcome of this proposal will be determined by the plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation

Our board of directors recommends a vote "FOR" the election to the board of directors of Frederick Onion, Arne Duncan, Leah Johnson and Karenann Terrell as Class II directors.

PROPOSAL NUMBER 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Our audit committee has appointed EY as our independent registered public accounting firm for the year ending December 31, 2020. EY has served as our independent registered public accounting firm since 2019.

Notwithstanding its appointment and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may consider whether it should appoint another independent registered public accounting firm. A representative of EY is expected to be present at the annual meeting, where s/he will be available to respond to appropriate questions and, if s/he desires, to make a statement.
Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for professional audit services and other services rendered to us by EY for our fiscal year ended December 31, 2019.

Fiscal Year Ended
December 31, 2019
Audit Fees(1)	$1,375,456
Audit-Related Fees	—
Tax Fees(2)	52,088
All Other Fees(3)	2,000
Total Fees	$1,429,544
________________________

(1)
Includes fees for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Includes fees for professional services for expatriate tax.

(3)	Includes fees for accounting disclosure and research tools.

The following table presents the aggregate fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP ("PwC"), our former independent registered public accounting firm, for our fiscal years ended December 31, 2019 and 2018.

	Fiscal Year Ended December 31,
	2019	2018
Audit Fees(1)	$879,979	$1,647,800
Audit-Related Fees	—	—
Tax Fees(2)	256,568	840,329
All Other Fees(3)	1,800	2,762
Total Fees	$1,138,347	$2,490,891
________________________

(1)
Includes fees for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2019 and 2018 also included fees for comfort letters, consents, and assistance with and review of registration statements issued in connection with our public offerings and Form S-8 registration statements.

(2)	Includes fees for professional services for tax compliance, tax advice and tax planning through July 31, 2019.

(3)	Includes fees for accounting disclosure and research tools.

Auditor Independence

In our fiscal year ended December 31, 2019, there were no other professional services provided by EY or PwC, other than those described above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY or PwC.

Audit and Non-Audit Services Pre-Approval Policy

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants' independence. All fees paid to PwC for our fiscal years ended December 31, 2019 and 2018, and to EY for our fiscal year ended December 31, 2019, were pre-approved by our audit committee.

Changes in Registrant's Certifying Accountant

On July 31, 2019, our audit committee dismissed PwC as our independent registered public accounting firm. The reports of PwC on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through July 31, 2019, there were (i) no disagreements with PwC within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, any of which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports and (ii) no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in the Company's internal control over financial reporting related to the accounting for non-standard equity-based compensation awards, previously reported in Item 9A of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018 filed on June 27, 2019.

Required Vote

The ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation

Our board of directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL NUMBER 3 - ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our board of directors is asking our stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers ("NEOs") during 2019 as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Exchange Act. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Advisory Vote on Compensation of Named Executive Officers

We believe that Pluralsight's compensation philosophy and program, as described below in the "Compensation Discussion and Analysis" section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2019 results. The compensation program for our NEOs is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent Pluralsight achieves challenging financial performance goals, and align the officers' interests with the interests of our stockholders to create long-term stockholder value, while at the same time avoiding the encouragement of excessive risk-taking.

  For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in the "Compensation Discussion and Analysis" section below and in the compensation tables and narrative that follow it in the "Executive Compensation" section of this proxy statement.

The vote on NEO compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs described in this proxy statement.

Our board of directors believes that it is in the best interests of the Company and our stockholders to approve the 2019 compensation of our NEOs, thereby encouraging them to remain in the Company’s employ and more closely align their interests with those of our stockholders.

Required Vote

The advisory non-binding vote to approve the fiscal 2019 compensation of our NEOs requires the affirmative vote of a majority of the voting power of shares present or represented by proxy at the Annual Meeting and entitled to vote. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as votes "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our board of directors. The compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Board Recommendation

Our board of directors recommends an advisory non-binding vote "FOR" the proposal to approve the 2019 compensation of our NEOs.

PROPOSAL NUMBER 4 - ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are asking our stockholders to cast an advisory non-binding vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual meetings of stockholders (that is, votes similar to the advisory non-binding vote in Proposal No. 3 above). Stockholders may vote to request the advisory vote on executive compensation every year, every two years or every three years, or may abstain from voting.

Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers

Our board of directors believes that the advisory vote on executive compensation should be conducted every year so that our stockholders may provide us with more frequent feedback on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. This determination was based upon the premise that compensation for NEOs is evaluated, adjusted and approved on an annual basis by our compensation committee and that the measures that are used in determining performance-based award achievements are annual measures, although we look to both short-term and long-term business outcomes. The compensation committee, which administers our executive compensation program, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation, along with other relevant factors.

The proxy card provides stockholders with the opportunity to choose among four options when casting their advisory vote as to the frequency of advisory votes on executive compensation (i.e., holding the vote every one, two or three years, or abstaining from voting). The option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the Annual Meeting will determine the frequency that is recommended by our stockholders for the advisory vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote. Stockholders will not be voting to approve or disapprove the recommendation of our board of directors.

The compensation committee will review the voting results and will consider the option that receives the most votes in determining the frequency of future stockholder advisory votes to approve the compensation program of our NEOs. Because this vote is advisory and not binding on the board of directors or Pluralsight in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Required Vote

The option that receives the highest number of votes cast at the Annual Meeting by the stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders for future advisory non-binding votes on the executive compensation of our named executive officers. You may vote "ONE YEAR," "TWO YEARS," "THREE YEARS," or "ABSTAIN" on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on our board of directors. The compensation committee will review the voting results and will consider the option that receives the most votes in determining the frequency of future stockholder advisory votes to approve the compensation program of our named executive officers.

Board Recommendation

Our board of directors recommends an advisory non-binding vote of every "ONE YEAR" on the compensation of our named executive officers.

AUDIT COMMITTEE REPORT

Pluralsight's management is responsible for (i) establishing and maintaining internal controls and (ii) preparing Pluralsight's consolidated financial statements. Pluralsight's independent registered public accounting firm, EY, is responsible for performing an independent audit of Pluralsight's consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB"), and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Pluralsight's financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements for fiscal year 2019 with the management of Pluralsight and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB; and

•
received the written disclosures and the letter from EY as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence and has discussed with EY that firm's independence.

Based on the audit committee's review of the audited financial statements and the various discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The audit committee has also appointed EY as the Company's independent registered public accounting firm for the year ending December 31, 2020.

The Audit Committee

Tim Maudlin (Chair)
Ryan Hinkle
Karenann Terrell

This audit committee report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Pluralsight under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent Pluralsight specifically requests that the information be treated as "soliciting material" or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 9, 2020. Officers are appointed by our board of directors to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Aaron Skonnard	47	Co-Founder, Chief Executive Officer and Chairman
James Budge	53	Chief Financial Officer
Ross Meyercord	51	Chief Revenue Officer
Nate Walkingshaw	42	Chief Experience Officer
Matthew Forkner	45	Chief Legal Officer and Corporate Secretary

For Mr. Skonnard’s biography, please see "Board of Directors and Corporate Governance-Continuing Directors" above.

James Budge has served as our Chief Financial Officer since April 2017. From January 2016 to February 2017, Mr. Budge served as Chief Financial Officer and Co-President of Anaplan, Inc., a financial planning and performance management company. From May 2012 to January 2016, Mr. Budge served as Chief Operating Officer and Chief Financial Officer of Genesys, Inc., a provider of contact center solutions. From September 2005 to May 2012, Mr. Budge served as Chief Operating Officer and Chief Financial Officer of Rovi Corporation, a provider of digital entertainment technology. Mr. Budge holds a B.S. degree in Accounting from Brigham Young University.

Ross Meyercord has served as our Chief Revenue Officer since October 2019. Prior to joining our company, Mr. Meyercord served as EVP on the North American sales team at salesforce.com, inc., an enterprise cloud computing company, from August 2017 to October 2019 and as Chief Information Officer at salesforce.com from July 2012 to July 2017 where Mr. Meyercord was a member of the leadership team that helped grow salesforce.com from $2.5 billion to more than $16 billion in annual revenue. Before joining salesforce.com, Mr. Meyercord was a senior partner in the Communications and High-Tech practice at Accenture, a professional services company that provides services in strategy, consulting, digital, technology and operations. Mr. Meyercord holds a B.S. degree in Engineering from Harvey Mudd College.

Nate Walkingshaw has served as our Chief Experience Officer since February 2016. Previously, Mr. Walkingshaw served as our Chief Product Officer from January 2015 to February 2016. Prior to joining our company, Mr. Walkingshaw founded and served as Chief of Research and Innovation at Tanner Labs, an innovation incubator for recognition and wellness ventures, from November 2013 to January 2015. From May 2011 to August 2013, Mr. Walkingshaw served in various capacities at Brightface, Inc., a software and application development company, which he co-founded. Mr. Walkingshaw studied International Business at Westminster College.

Matthew Forkner has served as our Chief Legal Officer since March 2018 and as our Corporate Secretary since October 2018. Prior to joining Pluralsight, Mr. Forkner served as Deputy General Counsel at GoDaddy Inc., a global technology company, from January 2015 to March 2018, and as Associate General Counsel from June 2013 to December 2014. From July 2010 to June 2013, Mr. Forkner served as an Associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. From September 2004 to July 2010, Mr. Forkner served as an Associate at Fenwick & West, LLP, a law firm. Mr. Forkner holds a B.S. degree in Business Administration from the University of Montana and a J.D. from the University of New Hampshire School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

Overview

Pluralsight is a leading cloud-based technology skills development platform committed to closing the global technology skills gap. Learners on our platform can utilize Pluralsight Skills to acquire today's most valuable technology skills through high-quality learning experiences delivered by subject-matter experts. Real-time measurement and assessment of a learner's performance in Pluralsight Skills provides technology leaders with visibility into the capabilities of their teams and confidence their teams will deliver on critical objectives. Pluralsight Skills empowers teams to keep up with the pace of technological change, puts the right people on the right projects, and boosts productivity. We acquired GitPrime in May 2019 and rebranded it as Pluralsight Flow, which gives technology leaders objective data and visibility into workflow patterns to measure the productivity of their software developers. Pluralsight Flow aggregates data from code commits, pull requests and tickets, and packages them into actionable metrics. It gives technology leaders a data-driven view of their development process to enable their teams to be more successful by debugging development processes and resolving bottlenecks. Together, our products enable teams to develop, measure and deploy critical skills at scale and deliver products faster. We provide businesses with visibility into the strengths of their workforce, allowing them to better align resources, provide targeted skill development, and advance the skills of their teams. Ultimately, our mission is to democratize technology skills.

To support these objectives and deliver strong execution, we strive to provide an executive compensation program that attracts and retains talented and qualified senior executives to manage and lead our business and motivates them to pursue and achieve our business objectives. For this purpose, we use a mix of compensation elements including base salary, annual cash bonus, long-term equity incentives, and benefits, including potential post-termination severance benefits, to incentivize our NEOs.

Our NEOs for 2019 were:

•	Aaron Skonnard, our Chief Executive Officer (our "CEO");

•	James Budge, our Chief Financial Officer (our "CFO");

•	Ross Meyercord, our Chief Revenue Officer;

•	Nate Walkingshaw, our Chief Experience Officer; and

•	Joe DiBartolomeo, our former Chief Revenue Officer.

This Compensation Discussion and Analysis summarizes in greater detail the material elements of our 2019 executive compensation program and our executive compensation philosophy and objectives. It also analyzes how and why the compensation committee arrived at the specific compensation decisions for our NEOs for 2019.

2019 Business Highlights

2019 was a year of transition for our business and leadership team as we realigned our strategies to drive growth and scale our business. For the fiscal year ended December 31, 2019, our:

•	GAAP revenue grew to $316.9 million, representing an increase of $84.9 million or 37% year-over-year;

•	billings grew to $379.1 million, an increase of $85.5 million or 29% over the prior year;

•	GAAP gross margin increased to 77% up from 73% in the prior year;

•
number of customers with annual billings of over $100,000 increased by 41%, our number of customers with annual billings of over $500,000 increased by 78%, and our number of customers with annual billings of over $1 million increased by 63%;

•	revenue in EMEA grew by 40%;

•	business customers grew to 17,942, including over 980,000 business users, compared to approximately 810,000 business users as of the end of the previous year; and

•	cash used in operating activities was $11.7 million compared to $5.9 million in the prior year.

Our achievements in 2019 also included:

•	being recognized by Great Place to Work® and FORTUNE as one of the Best Small & Medium Workplaces, a Best Workplace for Technology, a Best Workplace for Women, and a Best Workplace for Millennials;

•	integrating GitPrime, Inc. and rebranding it as Pluralsight Flow only seven months after acquisition;

•	retaining or acquiring seventy percent of Fortune 500 companies as customers;

•
attaining five of nine national policy recommendations for computer science in Utah, including funding the development of the Utah Computer Education Master Plan, which was adopted by the state of Utah as its four-year strategy to ensure every student has the opportunity to learn Computer Science by 2022;

•	nearly doubling our production of new content and increasing our author net promoter scores to record highs;

•
renewing our involvement in the Pledge 1% movement by committing to contribute one percent of equity, profit, time and product to initiatives that democratize technology and advance the way the world learns;

•	Pluralsight team members contributing over 4,000 hours of volunteer time with 65% of that skills-based through Pluralsight One led opportunities; and

•	growing the Pluralsight One nonprofit community to over 500 organizations across sixteen countries.

2019 Executive Compensation Highlights

Our 2019 executive compensation program reflected both the transition in our business and our ongoing transition from a late-stage private company to a new publicly-traded company as we continued to emphasize long-term equity compensation as the most significant component of each NEO's compensation. The following key compensation actions were taken with respect to our NEOs for 2019:

•
New Time-Based and Performance-Based Long-Term Equity Awards - We granted equity awards to our NEOs 50% in the form of time-based RSU awards and 50% in the form of performance-based restricted stock unit ("PSU") awards. These equity awards were designed to recognize our NEOs' outstanding prior and expected future contributions, promote retention, provide incentives to drive and grow our business over the long-term, and, in the case of PSU awards, provide value only to the extent of our achievements in annual billings growth and cash-based EBIT margin targets in 2019. We selected rigorous targets that were achievable only through focused leadership efforts by our executive team. We determined that the actual achievement of the billings growth and cash-based EBIT margin for 2019 was 32, which was below the minimum threshold for 2019 PSU awards of 48. As a result, all 2019 PSUs were forfeited.

•
Rigorous Annual Cash Bonus Plan - We designed our 2019 Executive Bonus Plan (the "2019 Bonus Plan"), to focus on the same two key performance measures as the PSU awards - billings growth and cash-based EBIT margin measure. We selected the same metrics for the PSU awards and the 2019 Bonus Plan because we believe they are important to driving growth in key components of our business, which incentives link the interests of our stockholders to our NEOs. As with PSU awards, the actual achievement of the billings growth and cash-based EBIT margin for 2019 was 32, which was below the minimum threshold for 2019 PSU awards of 48. As a result, no bonuses were paid under the 2019 Bonus Plan.

•
Limited Changes to Target Cash Compensation Opportunities - We increased the base salary and bonus targets for certain of our NEOs to bring their target cash compensation opportunities closer to the mid-point range of the competitive market, including increases to the base salaries of Messrs. Skonnard, Budge and Walkingshaw, and the annual cash bonus opportunities for Mr. Budge. Mr. Skonnard elected not to receive his 2019 base salary. Mr. Budge elected to receive only $5,996 of his 2019 base salary, which amount was used to make standard employee contributions under our broad-based employee benefits plans.

•
Management Team Transition - As part of the transition initiatives for our business, we hired Mr. Meyercord to strengthen and drive sales growth in our business, and provided him with a competitive new hire compensation package, including annual base salary, annual cash bonus opportunities, long-term equity incentives, relocation benefits, and severance benefits, all as set forth in the "Individual Components" section below. Mr. DiBartolomeo, our former Chief Revenue officer, resigned mid-year, and we provided him with transition compensation, including his negotiated severance, as described in the "Executive Employment Arrangements" discussion below.

Pay-for-Performance Discussion

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our NEOs. To ensure our NEOs' interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their annual target total direct compensation opportunity is "at-risk" and will vary above or below target levels commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and equity awards.

The target total direct compensation opportunities for our CEO and, on average, the other NEOs during 2019 reflects this philosophy:

•
annual cash bonus opportunities made up approximately 10% of the target total direct compensation opportunity for our CEO and approximately 6%, on average, of the target total direct compensation opportunity of the other NEOs (excluding Mr. Meyercord); and

•
approximately 61% of our CEO's target total direct compensation and approximately 78%, on average, of the other NEOs (excluding Mr. Meyercord) consisted of time-based RSU awards and performance-based PSU awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.

Executive Compensation Policies and Practices

We maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2019:

What we do		What we don't do
✓	Independent Compensation Committee Advisor. The compensation committee engaged its own independent compensation consultant to assist with the design of the 2019 executive compensation program.	✗	No Special Health and Welfare Benefits. Our NEOs participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees.

✓	Annual Executive Compensation Review. The compensation committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.	✗
No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our NEOs.

✓
Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is "at risk" to align the interests of our NEOs and our stockholders. For 2019, the degree of achievement for our NEOs under our 2019 Bonus Plan and PSU awards was 32 of target for either program based on the challenging goals set by the compensation committee and its review of our performance. No bonuses were paid to our NEOs under the 2019 Bonus Plan and no PSUs were earned based on 2019 performance.
✗
Limited "Single Trigger" Change of Control Arrangements. No change of control payments or benefits are triggered simply by the occurrence of a change of control, except for an older grant to Mr. Skonnard that is mostly vested. All other change-of-control payments and benefits are based on a "double-trigger" arrangement (that is, they require both a change of control of the Company plus a qualifying termination of employment before payments and benefits are paid).

✓
Multi-Year Vesting Requirements. The time-based RSU awards granted to our NEOs vests over four years and no portion of the award vest until approximately 12 months after the grant date, and our PSU awards vest over two years and no portion of the award vests unless the performance metric associated with such PSU is achieved at the end of the fiscal year in which the award is made, consistent with current market practice and our retention objectives.
✗
No "Golden Parachute" Tax Reimbursements. We do not provide any tax reimbursement payments (including "gross-ups") on any tax liability that our NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the "Code").

✓	Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.	✗	No Hedging and Pledging. We have a policy that restricts employees from hedging our securities or pledging our securities as collateral.

Executive Compensation Philosophy and Program Design

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of NEOs within the context of responsible cost management;

•	establish a direct link between our financial and operational results and strategic objectives and the compensation of our NEOs; and

•
align the interests and objectives of our NEOs with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

We structure the annual compensation of our NEOs using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our NEOs and stockholders and to link pay with performance.

Governance of Executive Compensation Program

Role of the Compensation Committee

The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our NEOs. With respect to our NEOs the compensation committee reviews and approves, or recommends the board of directors approve, at the beginning of the year, or more frequently as warranted, their annual base salaries; cash bonus opportunities and cash bonus payments; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any.

The compensation committee's practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.

Compensation-Setting Process

We do not establish a specific target for setting the target total direct compensation opportunity of our NEOs. When determining and setting the amount of each compensation element, the compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;

•	each individual NEO's skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each NEO's role compared to other similarly-situated executives at the companies in our compensation peer group;

•
the performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our NEOs;

•	with respect to NEOs other than our CEO, the recommendations of our CEO; and

•
the compensation practices of our compensation peer group and the positioning of each NEO's compensation in a ranking of peer company compensation levels with an emphasis on the 50th percentile of the peer group for annual base salaries and 75th percentile of the peer group for equity compensation.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunities for each NEO.

Role of Management

The compensation committee believes our CEO has valuable insight into the day-to-day contributions of our NEOs and solicits the advice and input from each with respect to performance objectives under our annual bonus plan. Our CEO also provides input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our NEOs (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our NEOs. In setting the compensation of our CEO, he recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2019, the compensation committee retained Compensia to serve as its compensation advisor. This compensation consultant serves at the discretion of the compensation committee.

During 2019, Compensia provided the following services:

•	consulting with the compensation committee chair and other members between compensation committee meetings;

•
providing competitive market data based in part on the compensation peer group for our NEO positions and evaluating how the compensation we pay our NEOs compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•
providing competitive market data based on the compensation peer group for our board of directors and evaluating how the compensation we pay the non-employee members of our board of directors compares to how the companies in our compensation peer group compensate their boards of directors; and

•	reviewing market equity compensation practices, including "burn rate" and "overhang."

In 2019, Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2019, the compensation committee considered the six specific independence factors adopted by the SEC and reflected in the listing standards of Nasdaq Rules and determined that the work of Compensia did not raise any conflicts of interest.

Competitive Positioning

     To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size and industry focus. For 2019 pay decisions, the compensation committee used compensation data derived from September 2018. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:

•	similar revenue size - ~.5x to ~2.5x our last four fiscal quarter revenue of approximately $194 million (at the time of the peer group review in September 2018);

•	similar market capitalization - ~.25x to ~4.0x our market capitalization of $1.8 billion (at the time of the peer group review in September 2018);

•	similar revenue growth and market-capitalization to revenue ratio;

•	industry - application software, internet software and services companies, and systems software;

•	strong revenue growth of over twenty percent;

•	executive positions similar in breadth, complexity, and/or scope of responsibility; and

•	competitors for executive talent.

After consultation with Compensia, the compensation committee approved the following compensation peer group for 2019 executive compensation decisions:

2U Alarm.com Holdings Alteryx Avalara Blackline Cloudera Coupa Software	Ebix Five9 HubSpot Instructure New Relic Okta Paylocity Holding	Q2 Holdings Qualys Smartsheet The Trade Desk Yext Zscalar Zuora

To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings and a custom cut of similar companies in the Radford Global Technology Survey.  This market data was then used as a reference by the compensation committee to assess our current compensation levels during its deliberations regarding compensation designs and amounts. This market data was then used as a reference point for the compensation committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2019, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term equity incentive compensation in the form of RSU awards and PSU awards.

Base Salary

Base salary represents the fixed portion of the compensation of our NEOs. It is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we establish the initial base salaries of our NEOs, including Mr. Meyercord who was hired in 2019, through arm's-length negotiation, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other NEOs. Thereafter, the compensation committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate taking into account the factors described above.

In February 2019, the compensation committee reviewed the base salaries of our NEOs (other than Mr. Meyercord) taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, the compensation committee approved the annual base salary to Mr. Skonnard of $417,000, the annual base salary to Mr. Budge of $359,000, an increase of approximately 6% to Mr. Walkingshaw's base salary in recognition of the value of Mr. Walkingshaw's dual skill set (managing product, engineering and content), and did not make any changes to the base salaries of our other NEOs.

In connection with his hiring, the compensation committee approved the annual base salary to Mr. Meyercord of $330,000 based on a review of the factors described above and its assessment of what annual base salary amount was necessary to recruit Mr. Meyercord to our company.

The 2019 base salaries approved for our NEOs are set forth below.

NEO	2019 Base Salary
Aaron Skonnard	$417,000(1)
James Budge	$359,000(2)
Ross Meyercord	$330,000
Nate Walkingshaw	$350,000
Joe DiBartolomeo	$350,000
________________________

(1)	Mr. Skonnard elected aircraft business-use travel related reimbursement in lieu of his 2019 base salary.

(2)
Mr. Budge elected aircraft business-use travel related reimbursement in lieu of his 2019 base salary, except for $5,996, which amount was used to make standard employee contributions under our broad-based employee benefits plans.

Annual Cash Bonuses

Each NEO other than Messrs. DiBartolomeo and Meyercord participated in the 2019 Bonus Plan, which was designed to motivate our NEOs to drive growth based on attainment of equally weighted annual billings growth targets and cash-based EBIT margin measure targets (collectively, the composite goals). The degree of achievement of the composite goals under the 2019 Bonus Plan is expressed as a percentage, consisting of the sum of the following:

•	Billings Growth: (Fiscal Year 2019 Billings Less Fiscal Year 2018 Billings) / Fiscal Year 2018 Billings

◦	Plus

•	Cash-Based EBIT Margin: Fiscal Year 2019 Cash-Based EBIT (which is the same as non-GAAP based EBIT except that revenue is replaced with billings as the top line measure) / Fiscal Year 2019 Billings

For purposes of our 2019 Bonus Plan, "Billings" represents total revenue plus the change in deferred revenue in the period, as presented in our condensed consolidated statements of cash flows, less the change in contract assets and unbilled accounts receivable in the period. Billings in any period represents amounts invoiced to customers and reflects subscription renewals and upsells to existing customers plus sales to new customers. We use billings to measure our ability to sell subscriptions to our platform to both new and existing customers. We use billings from business customers and our percentage of billings from business customers to measure and monitor our ability to sell subscriptions to our platform to business customers.

The target level of achievement of the composite goals under the 2019 Bonus Plan is 56 (originally 55, but our compensation committee increased the achievement target in April 2019 in anticipation of our acquisition of GitPrime, Inc. The compensation committee believed this adjustment was appropriate in order for the targets to remain rigorous.).

Under the 2019 Bonus Plan, the threshold level of achievement is at least 48. If we achieve a score of at least 48 on the composite target goals, participants will receive 50% of the target incentive. For achievement of the composite goals between the threshold and target, the overall incentive payment scales linearly between 50% and 100%. For achievement of the composite goals between the 56 and 64, the overall incentive payment scales linearly between 100% and 200%. The maximum level of achievement is 200%.

Target Incentive Payment	Composite Target Goal
50%	48
100%	56
200%	64

All bonuses under the 2019 Bonus Plan are subject to the participant maintaining minimum performance standards, as determined by us, and remaining employed through the date a bonus is paid.

Target Annual Cash Bonus Opportunities

Each NEO was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her 2019 annual base salary. In February 2019, the compensation committee reviewed the target annual cash bonus opportunities of our NEOs (other than Messrs. DiBartolomeo and Meyercord), taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above. Following this review, the compensation committee approved an increase of approximately 20% to Mr. Budge's target annual cash bonus opportunity to bring Mr. Budge's closer toward the median of the competitive market and did not make any changes to the target annual cash bonus opportunities of these other NEOs.

The 2019 target annual cash bonus opportunities of the NEOs were as follows:

NEO	2019 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2019 Target Annual Cash Bonus Opportunity ($)
Aaron Skonnard	100%	$417,000
James Budge	60%	$215,400
Nate Walkingshaw	50%	$175,000

Each participant in the 2019 Bonus Plan was eligible to earn from 0% up to 200% of his or her target annual cash bonus opportunity depending on our actual performance for the year as measured against the composite goals.

2019 Bonus Plan Decisions

In February 2020, the compensation committee reviewed our performance against the composite goals established under the 2019 Bonus Plan. Using the 2019 Bonus Plan composite goals, the target performance, actual performance, and payout level were as follows:

Composite Goals	Target Performance Level	Actual Performance Level	Payout Level
Billings Growth + Cash-Based EBIT Margin Measure	56	32	—

Based on this level of achievement, the 2019 Bonus Plan did not fund and no bonuses were provided to the NEOs under the 2019 Bonus Plan.

In connection with his hiring, the compensation committee approved the target annual cash bonus opportunity to Mr. Meyercord of 100%.

Former Chief Revenue Officer Compensation Plan

Prior to his resignation, Mr. DiBartolomeo participated in our 2019 Chief Revenue Officer Compensation Plan (the "2019 CRO Plan"). Our compensation committee approved the 2019 CRO Plan in February 2019. The 2019 CRO Plan provided for Mr. DiBartolomeo to receive commissions of up to $262,500 at a fixed rate on annual billings up to a target amount, which we refer to as the annual billings rate, and a bonus of up to $87,500 based on attaining targets related to cash-based EBIT margin measures, which we refer to as the CRO fixed cash target. With respect to the annual billings rate, Mr. DiBartolomeo was eligible to receive 0.0633% of every dollar of annual billings for 2019 up to the annual billings target, based on billings received. With respect to the CRO fixed cash target, the target was 55%, calculated the same as under the 2019 Bonus Plan with respect to cash-based EBIT margin measure. The total potential consideration to Mr. DiBartolomeo arising from commissions at the annual billings rate and the bonus from achieving the CRO fixed cash target was $350,000, which amount was payable annually, to the extent of our achievements.

The 2019 CRO Plan also provided for Mr. DiBartolomeo to receive commissions of up to $175,000 at a variable rate on annual billings above the annual billings target, which we refer to as the accelerator rate, and a bonus of up to $87,500 based on attaining targets related to cash-based EBIT margin measures in excess of the CRO cash target, which we refer to as the CRO variable cash target, in each instance subject to the Company achieving certain variable commission factors, which we refer to as the VCFs. The VCFs related to aggregate average price per license for the Company, new billings from business customers, and certain sales productivity metrics.

With respect to the accelerator rate (i) if Mr. DiBartolomeo did not achieve any VCFs, he was not eligible to receive any commissions on annual billings for 2019 that were in excess of the annual billings target, and (ii) if Mr. DiBartolomeo achieved some or all of the VCFs, he was eligible to receive (A) for annual billings greater than 100% but less than 113.3% of the annual billings target, the product of (1) 0.477% of every dollar of annual billings above the annual billings target multiplied by (2) the percentage of VCFs that were achieved, and (B) for annual billings above 113.3% of the annual billings target, the product of (1) 0.955% of every dollar of annual billings above 113.8% of the annual billings target multiplied by (2) the percentage of VCFs that were achieved. Commissions with respect to the accelerator rate were payable on an annual basis following approval of our compensation committee.

With respect to the CRO variable cash target, (i) if Mr. DiBartolomeo did not achieve any VCFs, he was not eligible to receive any bonus for attaining cash-based EBIT margin measure in excess of the CRO cash target, and (ii) if Mr. DiBartolomeo achieved some or all of the VCFs, he was eligible to receive up to $175,000. The maximum bonus of $87,000 was payable for achievement of cash-based EBIT margin measures at 200% of the CRO fixed cash target. Bonuses with respect to the CRO variable cash target were payable on an annual basis following approval of our compensation committee.

As a result of Mr. DiBartolomeo's execution of a separation agreement with us on August 1, 2019, Mr. DiBartolomeo was not eligible to receive any payments under the 2019 CRO Plan. However, under Mr. DiBartolomeo's separation agreement, we provided Mr. DiBartolomeo with a payment of $111,869 on August 14, 2019, which was equivalent to the commissions he would have earned under the 2019 CRO Plan based on annual billings from January 1, 2019 through July 31, 2019 had he remained a participant in the plan through 2019, as explained in further detail below.

Long-Term Equity Compensation

The compensation committee and our board of directors believes long-term equity compensation is an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us.

In 2019, the compensation committee determined and recommended our board of directors approve, and the board of directors approved, granting equity awards to our NEOs for the first time since our initial public offering. Each NEO (other than Mr. Meyercord) was granted a mix of RSU awards and PSU awards that are settled in shares of our Class A common stock. The board of directors believed that introducing PSU awards into our executive compensation program was important in order help us to remain competitive with our compensation peer companies who use PSU awards as a key component of their executive compensation programs. Equity awards in the form of RSUs and PSUs provide retention incentives for our NEOs and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our Class A common stock declines. PSU awards also align with our pay-for-performance philosophy as the NEOs only realize value from their awards if performance metrics are achieved.

As with their other elements of compensation, the compensation committee determined and recommended our board of directors approve, and the board of directors approved, the amount of long-term incentive compensation for our NEOs (other than

Mr. Meyercord) as part of its annual compensation review and after taking into consideration a competitive market analysis referencing the upper quartile of our peer group, the recommendations of our CEO (except with respect to his own long-term equity compensation), the outstanding equity holdings of each NEO, the proportion of our total shares outstanding used for annual employee long-term equity compensation awards (our "burn rate") in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our "overhang") in relation to the companies in our compensation peer group, and the other factors described above.

Mr. Meyercord's 2019 long-term equity incentives were negotiated as part of his hire as our Chief Revenue Officer, and were set at levels that we believe were necessary to recruit him to our company after taking into consideration his skills, experience, and expertise and expected contributions to our company, input from Compensia with respect to the competitive market, and the other factors described above.

In 2019, the compensation committee determined and recommended our board of directors approve, and the board of directors approved, granting the following annual equity awards to our NEOs. The awards generally were granted in the first quarter of 2019, except as noted below.

Name	RSUs (number of shares)	PSUs (total number of shares at target)	PSUs (total number of shares at maximum)	Annual Equity Awards (aggregate grant date fair value at target)(1)
Aaron Skonnard	81,477	81,477	162,955	$5,204,767
James Budge	36,172	36,172	72,344	$2,310,667
Ross Meyercord(2)	323,101	—	—	$5,999,986
Nate Walkingshaw	92,686	30,895	61,790	$3,947,177
Joe DiBartolomeo(3)	30,895	30,895	61,790	$1,973,573
________________________

(1)	Reflects grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718. These amounts do not correspond to actual amounts that may be realized by the NEOs.

(2)	RSUs were granted on October 28, 2019 pursuant to Mr. Meyercord's employment agreement.

(3)
Per his separation agreement with the Company, Mr. DiBartolomeo forfeited all awards granted in February 2, 2019. Under his separation agreement, Mr. DiBartolomeo departed the Company with an acceleration of the vesting of 171 RSUs and 130,924 LLC Units of Pluralsight Holdings, LLC ("LLC Units") previously granted to him under the Pluralsight Holdings, LLC 2013 Incentive Unit Plan ("RCU Agreements"). In connection with the acceleration of vesting, the Company recorded a one-time equity-based compensation charge required under FASB ASC Topic 718 in the amount of $2,180,110.

Each of the RSUs listed in the table above vests as to 25% of the shares underlying the award on March 1, 2020 (or October 28, 2020, in the case of Mr. Meyercord) and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO's continued service with us.

Each of the PSU awards listed in the table above vests with respect to up to 50% of the shares underlying the award on January 1, 2021 and up to 50% of the shares underlying the award on January 2, 2022, subject to the NEO's continued service with us and our achievement of equally weighted performance targets related to annual billings growth and cash-based EBIT margin measure for the year ending December 31, 2019 (collectively, the "PSU goals"). The degree of achievement of the PSU goals is expressed as a percentage, consisting of the sum of the following:

•	Billings Growth: (Fiscal Year 2019 Billings Less Fiscal Year 2018 Billings)/ Fiscal Year 2018 Billings

◦	Plus

•	Cash-Based EBIT Margin: Fiscal Year 2019 Cash-Based EBIT (which is the same as non-GAAP based EBIT except that revenue is replaced with billings as the top line measure) / Fiscal Year 2019 Billings

We calculate "Billings" in the same manner as we do under our 2019 Bonus Plan.

The target level of achievement of the composite goals for our PSUs is 52, originally 51, but our compensation committee approved and recommended our board of directors approve, and our board of directors approved, increasing the achievement target in April 2019 in anticipation of our acquisition of GitPrime, Inc. The compensation committee and our board of directors believed this adjustment was appropriate for preserving parity with the 2019 Bonus Plan, which was also adjusted, and to make the PSU target more attainable to reduce the risk of attrition.

Under the PSU awards, the threshold level of achievement is 47. If our achievement of the PSU goals is 47, participants will become eligible to vest in 50% of the PSUs. For achievement of the PSU goals between the threshold and target, the overall incentive payment scales linearly between 50% and 100%. For achievement of the PSU goals between 52 and 55, the overall number of shares subject the PSU award that become eligible to vest scales linearly between 100% and 200%. The maximum level of achievement is 200%.

In February 2020, the compensation committee reviewed our overall performance for 2019, including performance against the PSU goals established under the PSU awards. Using the PSU goals, the compensation committee determined and recommended our board of directors approve, and our board of directors approved, the target performance, actual performance, and payout levels as follows:

Composite Goals	Target Performance Level	Actual Performance Level	Payout Level
Billings Growth + Cash-Based EBIT Margin Measure	52	32	—

Based on this level of achievement, none of the shares subject to the PSUs became eligible to vest and the shares were forfeited to the plan.

Employee Benefits

Our NEOs are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include 401(k) profit sharing plan, medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance, as well as ESPP.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites, Special Bonuses / Equity Awards and Other Personal Benefits

In general, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes. In particular, as a technology company located in Utah, we have provided housing and relocation expense payments for certain of our executives in order to join and remain with our company.

We provide Messrs. Skonnard and Budge an amount of up to $3,000 per year each for flexible spending account contributions. However, as a result of changes in applicable Internal Revenue Service rules, we limited the flexible spending account contributions in 2019 to $2,700. Through May 2019, we provided Mr. Budge a housing reimbursement of up to $2,500 per month and reasonable travel reimbursement between California and Utah. We covered Mr. Budge's reasonable relocation expenses in the amount of $11,004 when he relocated to Utah in May 2019. We originally negotiated these benefits with Mr. Budge when he joined us in 2017.

In February 2019, our compensation committee approved the reimbursement of Mr. Budge's business use of a chartered aircraft at an amount up to his annual base salary of $359,000, plus typical annual airfare spend of $91,000 per year. Any amount spent less than his annual base salary plus $91,000 during the applicable year will be provided to Mr. Budge during the first quarter of the following year in the form of a bonus. As of December 31, 2019, we reimbursed Mr. Budge $407,986 for such expenses and paid him a bonus of $42,014 for the remaining amount.

In May 2018, our board of directors approved a program for each of Messrs. Skonnard and Budge to receive Class A common stock under the 2018 Plan on each ESPP exercise date in lieu of their respective participation in the ESPP. At the time the program was established, Messrs. Skonnard and Budge did not receive a base salary sufficient to participate in the ESPP in full and therefore were limited in their ability to participate in the ESPP. Our board of directors determined that this program was important to allow Messrs. Skonnard and Budge the same opportunities for stock ownership as other employees who received a higher base salary and were able to participate in the ESPP.

In 2019, we made a one-time payment to Mr. Skonnard to cover the cost associated with a filing required to be made by him under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). This one-time payment was not grossed up for taxes. The total amount of payment is set forth in the "All Other Compensation" column of the "Summary Compensation Table" below.

 Employment Arrangements

We have entered into written employment agreements with each of our NEOs. Each of these employment arrangements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors. Each of these employment arrangements provides for "at will" employment and sets forth the compensation arrangements for the NEO, including an annual cash bonus opportunity.

In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment arrangements of the NEO, see the discussion of "Executive Compensation Arrangements" below.

Post-Employment Compensation

Each NEO's written employment arrangement provides the NEO with severance payments and benefits in the event the NEO is terminated without "cause" or resigns for "good reason" (as each such term is defined in the applicable employment arrangement).

We approved "single-trigger" vesting acceleration benefits for Mr. Skonnard prior to our initial public offering in May 2018. For Mr. Skonnard's grants in 2017, 100% of the unvested portion of each award will immediately vest in the event we terminate Mr. Skonnard's employment without cause (other than due to death or disability) or Mr. Skonnard terminates his employment with us for good reason (each as defined in Mr. Skonnard's Class B Incentive Unit Offer, dated September 29, 2017). This benefit is referred to herein as the "Skonnard Single Trigger Acceleration Benefit."

Pursuant to each award agreement granted to our NEOs, if an NEO's employment with us is terminated without "cause" or the NEO terminates his or her employment for "good reason" within twelve months following a "Change in Control", 100% of the then-unvested portion of the award will vest (and in the case of the PSU awards, as to the target number of shares (if the measurement date for the performance goal has not yet occurred) or the actual achieved shares (if the measurement date for the performance goals has already occurred)). This benefit is referred to herein as the "Double Trigger Acceleration Benefit."

Additionally, in April 2019, the compensation committee approved and recommended the board of directors approve, and the board of directors approved, an amendment to each of our equity compensation arrangements to provide for a death acceleration benefit that affected all participants in such arrangements, including our NEOs. Pursuant to this death acceleration benefit, upon the death of an employee who holds unvested equity awards, such employee's unvested equity awards will immediately vest, provided that the aggregate fair market value of such equity awards may not exceed $3,000,000, and provided further that no equity awards subject to performance-based vesting (such as the PSU awards) will vest pursuant to the death acceleration benefit. In the event of suicide, we will have the discretion to determine whether or not to apply the death acceleration benefit. This benefit is referred to herein as the "Death Acceleration Benefit."

We entered into a separation agreement with Mr. DiBartolomeo that became effective on August 9, 2019, pursuant to which we are providing Mr. DiBartolomeo with certain payments, benefits, and equity award vesting acceleration in exchange for Mr. DiBartolomeo executing a release of claims in our favor.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave our company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.

We do not use excise tax payments (or "gross-ups") relating to a change of control of the Company and have no such obligations in place with respect to any of our NEOs.

For information on the change of control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2019, see "Executive Compensation Arrangements" and "Potential Payments Upon Termination or Change of Control" below.

Other Compensation Policies and Practices

Policy Prohibiting Hedging or Pledging of Our Equity Securities

We have an Insider Trading Policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

CEO Aircraft Reimbursement

Mr. Skonnard beneficially owns 100% of an aircraft that he uses from time to time for business trips. The reimbursement rate for his use of the aircraft is $4,800 per hour, plus actual costs for landing fees, crew travel expenses, catering, and other out of pocket expenses, up to a maximum of $500,000 per year. Our board of directors approved this hourly reimbursement rate based upon a review of comparable chartered aircraft rates that showed that the reimbursement rate is at or below market rates for the charter of similar aircraft. In 2019, Mr. Skonnard used this aircraft for business-related travel services, and the board of directors approved reimbursing him at the increased amount of $1,037,372 for only 2019. The board of directors increased the reimbursement amount for Mr. Skonnard because of an increase in his business-travel to drive growth and scale our business. Due to the fact that the $4,800 hourly rate paid for the use of the aircraft represents the actual operational costs incurred by Mr. Skonnard as owner of the aircraft, Mr. Skonnard does not profit from the use of the aircraft. Other executives and employees may accompany Mr. Skonnard from time to time at a reimbursement rate comparable to what a first-class ticket would cost on commercial flight for such travel.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are "covered employees" within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the compensation committee has not adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our annual meeting of stockholders to be held in 2023, although it could expire earlier in certain circumstances. Historically, because of our organizational structure, Section 162(m) limitations did not apply to compensation paid to our executives. In approving the amount and form of compensation for our NEOs in the future, the compensation committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including restricted stock units, options to purchase our equity securities, and other stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Risk Considerations

The compensation committee, in cooperation with management, reviewed our 2019 compensation programs. Our compensation committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.

Executive Employment Arrangements

Aaron Skonnard Executive Employment Agreement

Mr. Skonnard, our co-founder, CEO and chairman, entered into an executive employment agreement with us, dated August 16, 2017 (the "Skonnard Employment Agreement"). Pursuant to the Skonnard Employment Agreement, Mr. Skonnard receives no base salary and is eligible to participate in standard benefit plans and perquisite programs made available to our employees generally. We provide Mr. Skonnard an amount of up to $2,700 per year for flexible spending account contributions. We also provide Mr. Skonnard with payment or reimbursement for private air travel of up $500,000 per year for his business travel (increased to $1,037,372 for 2019 only) as described in the "CEO Aircraft Reimbursement" section above. Mr. Skonnard also is eligible to participate in any annual bonus plan offered by us to our employees generally, with an annual target bonus of $417,000 as of December 31, 2019, and with individual goals, performance assessment, and discretionary bonus payments, if any, to be determined by our board of directors.

The Skonnard Employment Agreement provides for "at-will" employment and may be terminated at any time, for any or no reason, by either us or Mr. Skonnard on 30 days' written notice to the other party. However, we may terminate Mr. Skonnard's employment immediately and without prior notice for cause (as defined in the Skonnard Employment Agreement) or at our sole discretion by providing Mr. Skonnard with pay in lieu of the 30-day notice period. In addition, Mr. Skonnard may terminate his employment immediately and without prior notice for good reason (as defined in the Skonnard Employment Agreement). In the event Mr. Skonnard terminates the Skonnard Employment Agreement for any reason other than for good reason, then during the 30-day notice period, we may terminate Mr. Skonnard's employment at any time, in which case all our obligations to Mr. Skonnard under the Skonnard Employment Agreement other than accrued obligations through the date of termination will cease.

If we terminate the Skonnard Employment Agreement without cause or if Mr. Skonnard terminates the Skonnard Employment Agreement for good reason, then we will pay to Mr. Skonnard: (i) severance pay in an amount equal to $200,000, less applicable withholdings, in equal periodic installments over six months in accordance with the Company's payroll practices; and (ii) if Mr. Skonnard properly elects continuation coverage under our group medical insurance plan under applicable law, the percentage of the premium for such medical plan coverage which we bear for similarly situated active employees of ours and their enrolled family members immediately before the termination date for up to six months. These severance payments, however, will be reduced by the amount of any compensation Mr. Skonnard earns from other employment during the period such severance payments are payable. In addition, if we determine following the termination of the Skonnard Employment Agreement that cause existed on or before such termination, the severance payments described in this paragraph will cease and/or become repayable to us by Mr. Skonnard, as applicable.

To receive the severance payments described in the immediately preceding paragraph, Mr. Skonnard must timely execute and deliver to us a separation agreement and release of all claims in a form acceptable to us and must not revoke such agreement.

The Skonnard Employment Agreement requires Mr. Skonnard to covenant to not compete with or against us for one year following Mr. Skonnard's termination of employment with us, and to cooperate with us in good faith to resolve any dispute, controversy, or litigation we may be involved in (excluding any proceeding where Mr. Skonnard is an adverse party) for two years following his termination of employment with us.

James Budge Executive Employment Agreement

Mr. Budge, our CFO, entered into an executive employment agreement with us, dated September 15, 2017 (the "Budge Employment Agreement"). Pursuant to the Budge Employment Agreement, Mr. Budge is to receive no base salary, other than any payments necessary to allow for standard applicable employee contributions under our broad-based employee benefits plans, and is eligible to participate in standard benefit plans and perquisite programs made available to our employees generally. We provided Mr. Budge an amount of up to $2,700 per year for flexible spending account contributions. Through May 2019, we provided Mr. Budge a housing reimbursement of up to $2,500 per month and reasonable travel reimbursement between California and Utah. We also covered Mr. Budge's reasonable relocation expenses when he relocated to Utah in May 2019 in the amount of $11,004. Mr. Budge is also eligible to participate in any annual bonus plan offered by us to our employees generally, with individual goals, performance assessment, and discretionary bonus payments, if any, determined by our Chief Executive Officer or our board of directors.

The Budge Employment Agreement provides for "at-will" employment and may be terminated at any time, for any or no reason, by either us or Mr. Budge on 30 days' written notice to the other party. However, we may terminate Mr. Budge's employment immediately and without prior notice for cause (as defined in the Budge Employment Agreement) or at our sole discretion by providing Mr. Budge with pay in lieu of the 30-day notice period. In addition, Mr. Budge may terminate his employment immediately and without prior notice for good reason (as defined in the Budge Employment Agreement). In the event Mr. Budge terminates the Budge Employment Agreement for any reason other than for good reason, then during the 30-day notice period, we may terminate Mr. Budge's employment at any time, in which case all our obligations to Mr. Budge under the Budge Employment Agreement other than accrued obligations through the date of termination will cease.

If we terminate the Budge Employment Agreement without cause or if Mr. Budge terminates the Budge Employment Agreement for good reason, then we will pay to Mr. Budge: (i) severance pay in an amount equal to $175,000, less applicable withholdings, in equal periodic installments over six months in accordance with the Company's payroll practices; and (ii) if Mr. Budge properly elects continuation coverage under our group medical insurance plan under applicable law, the percentage of the premium for such medical plan coverage which we bear for similarly situated active employees of ours and their enrolled family members immediately before the termination date for up to six months. These severance payments, however, will be reduced by the amount of any compensation Mr. Budge earns from other employment during the period such severance payments are payable. In addition, if we determine following the termination of the Budge Employment Agreement that cause existed on or before such termination, the severance payments described in this paragraph will cease and/or become repayable to us by Mr. Budge, as applicable.

To receive the severance payments described in the immediately preceding paragraph, Mr. Budge must timely execute and deliver to us a separation agreement and release of all claims in a form acceptable to us and must not revoke such agreement.

The Budge Employment Agreement requires Mr. Budge to covenant to not compete with or against us for one year following Mr. Budge's termination of employment with us, and to cooperate with us in good faith to resolve any dispute, controversy or litigation we may be involved in (excluding any proceeding where Mr. Budge is an adverse party) for two years following his termination of employment with us.

Nate Walkingshaw Executive Employment Agreement

Mr. Walkingshaw, our Chief Experience Officer, entered into an executive employment agreement with us, dated September 15, 2017 (the "Walkingshaw Employment Agreement"). Pursuant to the Walkingshaw Employment Agreement, Mr. Walkingshaw is eligible to participate in standard benefit plans and perquisite programs made available to our employees generally and, effective as of January 1, 2018, Mr. Walkingshaw receives an annual base salary of $330,000 (which was increased to $350,000 in 2019). Mr. Walkingshaw also is eligible to participate in any annual bonus plan offered by us to our employees generally, with individual goals, performance assessment, and discretionary bonus payments, if any, determined by our Chief Executive Officer or our board of directors.

The Walkingshaw Employment Agreement provides for "at-will" employment and may be terminated at any time, for any or no reason, by either us or Mr. Walkingshaw on 30 days' written notice to the other party. However, we may terminate Mr. Walkingshaw's employment immediately and without prior notice for cause (as defined in the Walkingshaw Employment Agreement) or at our sole discretion by providing Mr. Walkingshaw with pay in lieu of the 30-day notice period. In addition, Mr. Walkingshaw may terminate his employment immediately and without prior notice for good reason (as defined in the

Walkingshaw Employment Agreement). In the event Mr. Walkingshaw terminates the Walkingshaw Employment Agreement for any reason other than for good reason, then during the 30-day notice period, we may terminate Mr. Walkingshaw's employment at any time, in which case all our obligations to Mr. Walkingshaw under the Walkingshaw Employment Agreement other than accrued obligations through the date of termination will cease.

If we terminate the Walkingshaw Employment Agreement without cause or if Mr. Walkingshaw terminates the Walkingshaw Employment Agreement for good reason, then we will pay to Mr. Walkingshaw: (i) severance pay in an amount equal to six months of Mr. Walkingshaw's then-current base salary, less applicable withholdings, in six equal monthly installments; and (ii) if Mr. Walkingshaw properly elects continuation coverage under our group medical insurance plan under applicable law, the percentage of the premium for such medical plan coverage which we bear for similarly situated active employees of ours and their enrolled family members immediately before the termination date for up to six months. These severance payments, however, will be reduced by the amount of any compensation Mr. Walkingshaw earns from other employment during the period such severance payments are payable. In addition, if we determine following the termination of the Walkingshaw Employment Agreement that cause existed on or before such termination, the severance payments described in this paragraph will cease and/or become repayable to us by Mr. Walkingshaw, as applicable.

To receive the severance payments described in the immediately preceding paragraph, Mr. Walkingshaw must timely execute and deliver to us a separation agreement and release of all claims in a form acceptable to us and must not revoke such agreement.

The Walkingshaw Employment Agreement requires Mr. Walkingshaw to covenant to not compete with or against us for one year following Mr. Walkingshaw's termination of employment with us, and to cooperate with us in good faith to resolve any dispute, controversy or litigation we may be involved in (excluding any proceeding where Mr. Walkingshaw is an adverse party) for two years following his termination of employment with us.

Ross Meyercord Executive Employment Agreement

Mr. Meyercord, our Chief Revenue Officer, entered into an executive employment agreement with us, dated October 28, 2019 (the "Meyercord Employment Agreement"). Pursuant to the Meyercord Employment Agreement, Mr. Meyercord is eligible to participate in standard benefit plans and perquisite programs made available to our employees generally and, effective as of October 28, 2019, Mr. Meyercord receives an annual base salary of $330,000. Mr. Meyercord also is eligible to participate in any annual bonus plan offered by us to our employees generally, with individual goals, performance assessment, and discretionary bonus payments, if any, determined by our Chief Executive Officer or our board of directors. Mr. Meyercord also is entitled to a cash sign-on bonus of an aggregate amount of $317,500, payable in two installments, and subject to repayment upon certain terminations of employment as set forth in the Meyercord Employment Agreement. Through October 28, 2021, we will also provide Mr. Meyercord a housing reimbursement of up to $2,500 per month and reasonable travel reimbursement between California and Utah. Mr. Meyercord is also eligible to participate in any annual bonus plan offered by us to our employees generally, with individual goals, performance assessment, and discretionary bonus payments, if any, determined by our Chief Executive Officer or our board of directors.

The Meyercord Employment Agreement provides for "at-will" employment and may be terminated at any time, for any or no reason, by either us or Mr. Meyercord on 30 days' written notice to the other party. However, we may terminate Mr. Meyercord's employment immediately and without prior notice for cause (as defined in the Meyercord Employment Agreement) or at our sole discretion by providing Mr. Meyercord with pay in lieu of the 30-day notice period. In addition, Mr. Meyercord may terminate his employment immediately and without prior notice for good reason (as defined in the Meyercord Employment Agreement). In the event Mr. Meyercord terminates the Meyercord Employment Agreement for any reason other than for good reason, then during the 30-day notice period, we may terminate Mr. Meyercord's employment at any time, in which case all our obligations to Mr. Meyercord under the Meyercord Employment Agreement other than accrued obligations through the date of termination will cease.

If we terminate the Meyercord Employment Agreement without cause or if Mr. Meyercord terminates the Meyercord Employment Agreement for good reason, then we will pay to Mr. Meyercord: (i) severance pay in an amount equal to six months Mr. Meyercord's then-current base salary, less applicable withholdings, in equal periodic installments over six months in accordance with the Company's payroll practices; and (ii) if Mr. Meyercord properly elects continuation coverage under our group medical insurance plan under applicable law, the percentage of the premium for such medical plan coverage which we bear for similarly situated active employees of ours and their enrolled family members immediately before the termination date for up to six months.

To receive the severance payments described in the immediately preceding paragraph, Mr. Meyercord must timely execute and deliver to us a separation agreement and release of all claims in a form acceptable to us and must not revoke such agreement.

The Meyercord Employment Agreement requires Mr. Meyercord to covenant to not compete with or against us for one year following Mr. Meyercord's termination of employment with us, and to cooperate with us in good faith to resolve any dispute, controversy or litigation we may be involved in (excluding any proceeding where Mr. Meyercord is an adverse party) for two years following his termination of employment with us.

Joe DiBartolomeo Executive Employment Agreement

Mr. DiBartolomeo, our former Chief Revenue Officer, entered into an executive employment agreement with us, dated September 15, 2017 (the "DiBartolomeo Employment Agreement"). The terms of the DiBartolomeo Employment Agreement were superseded by the DiBartolomeo Separation Agreement, with the exception of certain covenants related to Mr. DiBartolomeo's obligations to us. Prior to being superseded by the DiBartolomeo Separation Agreement, the DiBartolomeo Employment Agreement provided that Mr. DiBartolomeo was eligible to participate in standard benefit plans and perquisite programs made available to our employees generally and Mr. DiBartolomeo would be eligible to receive an annual base salary of $350,000. Mr. DiBartolomeo was also eligible to additional non-equity incentive compensation as determined by our Chief Executive Officer or our board of directors, in consultation with Mr. DiBartolomeo, as further described under "Chief Revenue Officer Compensation Plan" above.

Prior to being superseded by the DiBartolomeo Separation Agreement, the DiBartolomeo Employment Agreement provided for "at-will" employment and could be terminated at any time, for any or no reason, by either us or Mr. DiBartolomeo on 30 days' written notice to the other party. However, we could terminate Mr. DiBartolomeo's employment immediately and without prior notice for cause (as defined in the DiBartolomeo Employment Agreement) or at our sole discretion by providing Mr. DiBartolomeo with pay in lieu of the 30-day notice period. In addition, Mr. DiBartolomeo could terminate his employment immediately and without prior notice for good reason (as defined in the DiBartolomeo Employment Agreement). In the event Mr. DiBartolomeo terminated the DiBartolomeo Employment Agreement for any reason other than for good reason, then during the 30-day notice period, we could terminate Mr. DiBartolomeo's employment at any time, in which case all our obligations to Mr. DiBartolomeo under the DiBartolomeo Employment Agreement other than accrued obligations through the date of termination would have ceased.

Prior to being superseded by the separation agreement we entered into with Mr. DiBartolomeo, which became effective on August 9, 2019 (the "DiBartolomeo Separation Agreement"), the DiBartolomeo Employment Agreement provided that if we terminated the DiBartolomeo Employment Agreement without cause or if Mr. DiBartolomeo terminated the DiBartolomeo Employment Agreement for good reason, then we would pay to Mr. DiBartolomeo: (i) severance pay in an amount equal to nine months of Mr. DiBartolomeo's then-current base salary, less applicable withholdings, in equal periodic installments over nine months in accordance with the Company's payroll practices; and (ii) if Mr. DiBartolomeo properly elected continuation coverage under our group medical insurance plan under applicable law, the percentage of the premium for such medical plan coverage which we bear for similarly situated active employees of ours and their enrolled family members immediately before the termination date for up to nine months. These severance payments, however, would be reduced by the amount of any compensation Mr. DiBartolomeo earned from other employment during the period such severance payments are payable. In addition, if we determined following the termination of the DiBartolomeo Employment Agreement that cause existed on or before such termination, the severance payments described in this paragraph would cease and/or become repayable to us by Mr. DiBartolomeo, as applicable.

To receive the severance payments described in the immediately preceding paragraph, Mr. DiBartolomeo would have had to timely execute and deliver to us a separation agreement and release of all claims in a form acceptable to us and not revoke such agreement.

The DiBartolomeo Employment Agreement requires Mr. DiBartolomeo to covenant to not compete with or against us for one year following Mr. DiBartolomeo's termination of employment with us, and to cooperate with us in good faith to resolve any dispute, controversy or litigation we may be involved in (excluding any proceeding where Mr. DiBartolomeo is an adverse party) for two years following his termination of employment with us. This covenant was not superseded by the DiBartolomeo Separation Agreement.

DiBartolomeo Separation Agreement

We entered into a separation agreement with Mr. DiBartolomeo, which became effective on August 9, 2019. Pursuant to the DiBartolomeo Separation Agreement, in exchange for Mr. DiBartolomeo executing a release of claims in our favor:

•	Mr. DiBartolomeo was placed on paid administrative leave beginning on August 2, 2019.

•	We will continue to pay Mr. DiBartolomeo his base salary through July 31, 2020, which may be offset by certain compensation Mr. Bartolomeo receives from a future employer or source.

•	Mr. DiBartolomeo will continue to receive his current health benefit package, or the equivalent thereof if his employment terminates sooner, through July 31, 2020.

•	We paid to Mr. DiBartolomeo sales commissions earned through July 31, 2019.

•
Vesting of 131,095 equity securities will accelerate, with approximately 50% of such securities vesting on the DiBartolomeo Separation Agreement's effective date, approximately 25% of such securities vesting six months after the effective date, and the remaining amount of such securities vesting on July 31, 2020, all subject to compliance with the obligations in the DiBartolomeo Separation Agreement and other current contractual obligations. All other equity securities he holds that are unvested as of August 1, 2019 will be forfeited.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section entitled "Executive Compensation" (the "Executive Compensation Disclosure") including, without limitation, the disclosure under the heading "Compensation Discussion and Analysis," summary executive compensation tables and related narrative information in this proxy statement. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section entitled "Executive Compensation Disclosure" be included in this proxy statement and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019.

Respectfully subjected by the members of the compensation committee of our board of directors:

Brad Rencher (Chair)
Scott Dorsey
Ryan Hinkle
Bonita Stewart

This compensation committee report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Pluralsight under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Pluralsight specifically requests that the information be treated as "soliciting material" or specifically incorporates it by reference.

Summary Compensation Table

The following table sets forth information regarding the compensation for services performed during fiscal years 2019, 2018 and 2017 awarded to, paid to or earned by the NEOs, which include (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) our current Chief Revenue Officer Ross Meyercord, (4) our Chief Experience Officer, and (5) our former Chief Revenue Officer, Joe DiBartolomeo.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Incentive Unit Awards ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Aaron Skonnard	2019	—	1,037,372	—	5,227,663(8)	—	—	211,629	6,476,664
Co-Founder, Chief Executive Officer, and Chairman	2018	—	77,000	—	7,394(8)	12,420,017	438,420	9,144	12,951,975
	2017	226,875	784,464	18,150,000	24,720,000	—	—	2,083,969(9)	45,965,308
James Budge	2019	5,991(10)	450,000	—	2,333,564(11)	—	—	41,039	2,830,594
Chief Financial Officer	2018	5,991(10)	—	—	1,347,899(11)	5,848,550	191,809	33,251	7,427,500
	2017	3,456(10)	280,000	6,016,079	—	—	—	17,931	6,317,466
Ross Meyercord	2019	59,588	317,500	—	5,999,986	—	—	8,915	6,385,989
Chief Revenue Officer	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Nate Walkingshaw	2019	347,819	—	—	3,947,177	—	—	24,642	4,319,639
Chief Experience Officer	2018	330,026	—	—	577,500	1,184,352	179,778	12,085	2,283,741
	2017	350,004	380,000	485,400	—	—	—	250,251	1,465,655
Joe DiBartolomeo	2019	350,015	—	—	4,153,682(12)	180,624(13)	111,866	41,832	4,838,020
Former Chief Revenue Officer	2018	350,015	—	—	520,800	2,560,505	372,143	33,008	352,033
	2017	350,004	—	—	—	—	379,280	27,427	352,021
________________________

(1)
For Mr. Skonnard, this reflects the amount reimbursed for use of an aircraft he 100% owns for business-related travel services in the applicable fiscal years. For Mr. Budge, the amount in 2019 represents reimbursement for business use of a chartered aircraft ($407,986) and a bonus ($42,014), reflecting the amount Mr. Budge spent less than his annual base salary plus $91,000 in 2019. The bonus amount of $42,014 was provided to Mr. Budge during the first quarter of the following year in the form of a cash bonus. For Mr. Meyercord, the amount in 2019 represents a cash sign on bonus earned in 2019 and payable in two installments, and subject to repayment upon certain terminations of employment as set forth in the Meyercord Employment Agreement.

(2)
The amounts in the "Incentive Unit Awards" column reflect the aggregate grant-date fair value of Class A and Class B incentive units granted during 2017 computed in accordance with FASB ASC 718, rather than the amounts paid or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all incentive unit awards made to executive officers in Note 8 to our consolidated financial statements included in our Registration Statement on Form S-1 on March 4, 2019.

(3)
The amounts in the "Stock Awards" column reflect the aggregate grant-date fair value of RSUs of Pluralsight, Inc. or restricted share units of Pluralsight Holdings awarded to our NEOs during 2019, 2018 and 2017 as computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all RSU awards made to executive officers in Note 15 to Pluralsight, Inc.'s consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2019.

(4)
Assuming the highest level of performance achieved for the PSUs, the maximum amount of PSUs that could be awarded to each NEO in 2019 and the maximum value of those PSUs (calculated as of the grant date) are as follows: 162,955 PSUs with a total maximum value of $5,204,783 to Mr. Skonnard; 72,344 PSUs with a total maximum value of $2,310,667 to Mr. Budge; 61,790 PSUs with a total maximum value of $1,973,573 to Mr. Walkingshaw; and 61,790 PSUs with a total maximum value of $1,973,573 to Mr. DiBartolomeo.

(5)
The amounts in this column represent the aggregate grant date fair value of stock option awards as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 15 to our financial statements appearing at the end of our Annual Report on Form 10-K/A for the year ended December 31, 2019.

(6)
With respect to Mr. Skonnard and Mr. Budge, the amounts for 2018 and 2017 in this column represent annual incentives earned by Mr. Skonnard and Mr. Budge under our Executive Bonus Plan. With respect to Mr. DiBartolomeo, the amounts in this column represent amounts earned by Mr. DiBartolomeo under his incentive compensation arrangement.

(7)
The amounts for 2019 include matching contributions under our 401(k) plan ($4,563 for Mr. Skonnard, $5,934 for Mr. Budge, $1,375 for Mr. Meyercord, $7,110 for Mr. Walkingshaw, and $8,385 for Mr. DiBartolomeo), life insurance premiums ($0 for of Mr. Skonnard, $16 Mr. Budge, $84 for Mr. Meyercord, $402 for Mr. Walkingshaw, and $402 Mr. DiBartolomeo), and a tax gross-up relating to a gift ($662 for Mr. Budge and $245 for Mr. Walkingshaw); for Mr. Skonnard, the amount includes payment by the Company of a HSR filing fee paid and associated fees for legal and tax services, as described in further detail in footnote in the amount of $190,970 (which was imputed as income to Mr. Skonnard and he was responsible for any taxes due as a result of the Company paying the HSR filing fee; he was not provided a tax gross-up payment); for Mr. Budge, the amount also includes housing expenses ($7,315), and a relocation reimbursement ($11,004); for Mr. DiBartolomeo, the amount also includes housing expenses ($14,377); for Mr. Meyercord, the amount also includes housing expenses ($3,827). The amounts for 2018 include matching contributions under our 401(k) plan ($2,892 for Mr. Skonnard, $8,250 for Mr. Budge, $8,250 for Mr. Walkingshaw, and $8,262 for Mr. DiBartolomeo), life insurance premiums ($66 for each of Mr. Skonnard, Mr. Budge, and Mr. DiBartolomeo), and a tax gross-up relating to a sales trip ($6,186 for Mr. Skonnard, $6,456 for Mr. Budge, and $6,370 for Mr. DiBartolomeo); for Mr. Budge, the amount also includes housing expenses ($18,209), a wellness reimbursement ($270), and; for Mr. DiBartolomeo, the amount also includes housing expenses ($18,310). The amounts for 2017 include matching contributions under our 401(k) plan ($9,698 for Mr. Skonnard, $8,260 for Mr. Budge, $8,100 for Mr. Walkingshaw, and $8,435 for Mr. DiBartolomeo) and gift cards ($500 for each of Mr. Skonnard, Mr. Budge, Mr. Walkingshaw, and Mr. DiBartolomeo); for Mr. Budge, the amount also includes housing expenses ($9,037) and a reimbursement for gym membership and related expenses ($134); for Mr. Walkingshaw, the amount also includes the premiums from the redemption of 147,000 incentive units on August 31, 2017, totaling $185,220, and from the redemption of an additional 49,500 incentive units in November 2017, totaling $55,440; for Mr. DiBartolomeo, the amount also includes housing expenses ($18,492).

(8)	Includes the grant date fair value of shares of Class A common stock granted to Mr. Skonnard pursuant to an ESPP equivalent program approved by our board of directors in May 2018.

(9)
For Mr. Skonnard, this amount also includes a one-time compensation expense of $2,073,771 that we recorded in 2017 in connection with the conversion of 12,961,071 common units beneficially owned by Mr. Skonnard into Class B common units in June 2017. This amount represents the difference in fair value between the Class A common units and Class B common units at the time of conversion. We provide information regarding the conversion and assumptions used to calculate the value of the different classes of common units in Note 10 to Pluralsight, Inc.'s consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2018.

(10)	Represents payments necessary to allow Mr. Budge to make standard applicable employee contributions under our broad-based employee benefits plans.

(11)	Includes the grant date fair value of shares of Class A common stock granted to Mr. Budge pursuant to an ESPP equivalent program approved by our board of directors in May 2018.

(12)
In August 2019, the Company entered into a separation agreement with Mr. DiBartolomeo and under the agreement, the Company accelerated the vesting of 171 RSUs and 130,924 LLC Units of Pluralsight Holdings, LLC previously granted to him under the RCU Agreements. The acceleration was deemed a modification, which resulted in an increase to equity-based compensation expense of $2,180,110 during the year ended December 31, 2019.

(13)	This represents an accounting modification made for Mr. DiBartolomeo pursuant to the DiBartolomeo Separation Agreement, which extended his exercise period of stock options to October 29, 2020.

Grants of Plan Based Awards During 2019

The following table presents information regarding grants of plan-based awards made to our NEOs during 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Aaron Skonnard	—	208,500	417,000	834,000	—	—	—	—	___ (5)
	2/12/2019	—	—	—	—	81,477	162,955	—	5,204,783
	2/12/2019	—	—	—	—	—	—	81,477	2,602,375
James Budge	—	107,700	215,400	430,800	—	—	—	—	___ (5)
	2/12/2019	—	—	—	—	36,172	72,344	—	2,310,667
	2/12/2019	—	—	—	—	—	—	36,172	1,155,334
Ross Meyercord(6)	—	29,794	59,588	119,176	—	—	—	—	—
	10/28/2019	—	—	—	—	—	—	323,101	5,999,986
Nate Walkingshaw	—	87,500	175,000	350,000	—	—	—	—	___ (5)
	2/12/2019	—	—	—	—	30,895	61,790	—	1,973,573
	2/12/2019	—	—	—	—	—	—	92,686	2,960,391
Joe DiBartolomeo(7)	—	43,750	350,000	700,000	—	—	—	—	—
	2/12/2019	—	—	—	—	30,895	61,790	—	1,973,573
	2/12/2019	—	—	—	—	—	—	30,895	986,786
	8/9/2019	—	—	—	—	—	—	171	2,844
	8/9/2019	—	—	—	—	—	—	130,924	2,177,266
________________________

(1)
These columns represent awards granted under our 2019 Bonus Plan for performance in the year ended December 31, 2019. These columns show the awards that were possible at the threshold, target at 50% and target at 100%, and maximum levels of performance. Minimum performance under the 2019 Bonus Plan could have resulted in a threshold amount equal to $0. Actual cash incentive awards earned in 2019 by the NEOs under the 2019 Bonus Plan are shown in the column titled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table."

(2)
These columns represent PSU awards granted under our 2019 executive compensation program. These columns show the awards that are possible at the threshold, target and maximum levels of performance. If the company does not achieve the threshold performance metric, zero shares will be earned. Because our 2019 PSU awards are based on a one-year performance period, none of the 2019 PSU awards can be earned until the performance period closes at the outset of our 2020 fiscal year. See the "Compensation Discussion and Analysis" section of this proxy statement for additional discussion.

(3)
This column represents awards of 2019 RSUs. 25% of the RSUs will vest on March 1, 2020 and the remaining RSUs will vest quarterly thereafter, subject to each NEO’s continued service through each vesting date.

(4)
These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, this column represents the grant date fair value, computed in accordance with stock-based compensation accounting principles, of each equity award. We provide information regarding the assumptions used to calculate the value of all incentive unit awards made to executive officers in Note 8 to our consolidated financial statements included in our Registration Statement on Form S-1 on March 4, 2019.

(5)
The grant date fair value included in this column for PSU awards granted is based on the probable outcome of the performance conditions associated with these grants determined as of the grant date, excluding the effect of estimated forfeitures.

(6)	Mr. Meyercord's non-equity incentive plan-based awards have been prorated from the start date of his employment on October 28, 2019.

(7)
Per the DiBartolomeo Separation Agreement, Mr. DiBartolomeo forfeited all awards granted in February 2, 2019. Under his separation agreement, Mr. DiBartolomeo departed the Company with an accelerated vesting of 171 RSUs and 130,924 LLC Units of Pluralsight Holdings, LLC previously granted to him under the RCU Agreements. In connection with the acceleration of vesting, the Company recorded a one-time equity-based compensation expense required under FASB ASC Topic 718 in the amount of $2,180,110.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Stock Options Outstanding Exercisable (#)	Number of Stock Options Outstanding Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Units or Other Rights That Have Not Vested ($)(2)
Aaron Skonnard	9/29/2017	—	—	—	—	764,343(3)	13,154,343
	9/29/2017	—	—	—	—	1,312,500(4)	22,588,125
	5/17/2018	1,174,625(5)	391,541(5)	15.00	5/17/2028	—	—
	2/12/2019	—	—	—	—	81,477(6)	1,402,219
	2/12/2019	—	—	—	—	81,477(7)	1,402,219
James Budge	4/25/2017	—	—	—	—	398,538(8)	6,858,839
	5/17/2018	553,127(5)	184,376(5)	15.00	5/17/2028	—	—
	2/21/2018	—	—	—	—	44,883(9)	772,436
	2/21/2018	—	—	—	—	79,792(10)	1,373,220
	2/12/2019	—	—	—	—	36,172(6)	622,520
	2/12/2019	—	—	—	—	36,172(7)	622,520
Ross Meyercord	10/28/2019	—	—	—	—	323,101(11)	5,560,568
Nate Walkingshaw	9/30/2016	—	—	—	—	10,297(12)	177,211
	9/6/2017	—	—	—	—	13,125(13)	225,881
	9/6/2017	—	—	—	—	15,000(14)	258,150
	2/21/2018	—	—	—	—	19,336(9)	332,773
	2/21/2018	—	—	—	—	34,375(10)	591,594
	5/17/2018	112,010(5)	37,337(5)	15.00	5/17/2028	—	—
	2/12/2019	—	—	—	—	30,895(6)	531,703
	2/12/2019	—	—	—	—	92,686(7)	1,595,126
Joe DiBartolomeo	5/17/2018	80,720(5)	—	15.00	5/17/2028	—	—
	8/9/2019	—	—	—	—	65,462(15)	1,126,601
________________________

(1)	Each of the outstanding equity awards was granted pursuant to the 2013 Incentive Unit Plan, 2017 Equity Incentive Plan, 2017 Skonnard RSU Agreement or 2018 Plan, as applicable.

(2)	In accordance with SEC rules, market value is determined by multiplying the number of shares by the fair market value of the Company's Class A common stock on December 31, 2019, or $17.21.

(3)
286,594 LLC Units vested on July 25, 2018 with the remaining LLC Units vesting in increments of 109,191 or 109,192 every three months thereafter. Each of Mr. Skonnard’s LLC Unit corresponds with a share of Class C common stock, which together are exchangeable for one share of our Class A common stock at the option of the holder (for which we may substitute cash). The Class C common stock is also convertible into Class B common stock on a one-for-one basis at the holder's election.

(4)	The RSUs, covering Class A common stock, vest as to 25% of the total on July 25, 2018 and in equal amounts every three months thereafter, subject to NEO’s continued service through each vesting date.

(5)
The option grant vests as to 25% of the total option grant on November 17, 2018, and thereafter as to 25% of the total option grant every six months, subject to NEO's continued service through each vesting date.

(6)	Based on performance criteria, which were not met in 2019, 50% of the PSUs vest on January 1, 2021 and the remaining 50% vest on January 1, 2022.

(7)	25% of the RSUs vest on March 1, 2020 and the remaining RSUs will vest quarterly thereafter, subject to NEO’s continued service through each vesting date.

(8)
The LLC Units vested as to 25% of the total on April 17, 2018 and in equal amounts every three months thereafter. Each LLC Unit corresponds with a share of our Class B common stock, which together are exchangeable for one share of our Class A common stock at the option of the holder (for which we may substitute cash).

(9)	The RSUs, covering Class A common stock, vested as to 25% of the total on February 21, 2019 and in equal amounts every three months thereafter.

(10)	Based on performance criteria, which were met in 2018, 50% of the RSUs vest on January 1, 2020 and the remaining 50% vest on January 1, 2021.

(11)	25% of the RSUs will vest on October 28, 2020 and the remaining RSUs will vest quarterly thereafter, subject to NEO’s continued service through each vesting date.

(12)
The LLC Units vested as to 25% of the total on January 1, 2017 and in equal amounts every three months thereafter. Each LLC Unit corresponds with a share of our Class B common stock, which together are exchangeable for one share of our Class A common stock at the option of the holder (for which we may substitute cash).

(13)	25% of the RSUs vest on July 1, 2018 and the remaining RSUs vest quarterly thereafter, subject to NEO’s continued service through each vesting date.

(14)	Based on performance criteria, which were met in 2017, 50% of the PSUs vest on April 1, 2019 and the remaining 50% vest on April 1, 2020.

(15)	Vests in accordance with the DiBartolomeo Separation Agreement as described in the "DiBartolomeo Separation Agreement" portion of the section entitled "Executive Employment Arrangement."

Stock Option Exercises and Stock Award Vested During 2019

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of RSUs during 2019 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the closing market price of our Class A common stock upon exercise and the exercise price of the stock options. The value realized on vesting of stock awards is calculated based on the closing market price of our Class A common stock on the vesting date of the RSU.

	Stock Option Awards		Equity Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Aaron Skonnard	—	—	750,000	20,928,750
James Budge	—	—	34,909	928,579
Ross Meyercord	—	—	—	—
Nate Walkingshaw	—	—	37,539	1,064,458
Joe DiBartolomeo	80,720	1,221,140	9,859	298,014
________________________

(1)	Reflects the aggregate number of shares of Class A common stock underlying the stock options that were exercised in 2019.

(2)	Reflects the value of the shares of Class A common stock on the exercise date, reduced by the applicable per share exercise price.

Potential Payments Upon Termination or Change of Control
We entered into an employment agreement with each of our NEOs that provides for severance benefits under certain circumstances, and we approved the Skonnard Single Trigger Acceleration Benefit, Double Trigger Acceleration Benefit and Death Acceleration Benefit applicable to our NEOs. See "Post-Employment Compensation" and "Executive Employment Arrangements" sections for further details. See "Summary Compensation Table" for payment upon termination or change of control for Mr. DiBartolomeo.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2019, the last day of our fiscal year. The value of the accelerated equity vesting is determined by multiplying the unvested portion of the award subject to vesting acceleration by $17.21, the closing price of our Class A common stock on December 31, 2019.

Name	Qualifying Termination Not in Connection with a Change of Control ($)	Termination Due to Death or Disability ($)(1)	Qualifying Termination in Connection with a Change of Control ($)(2)

Aaron Skonnard
Cash severance	200,000	—	200,000
Continued Health Coverage	8,048	8,048	8,048
Accelerated equity vesting	35,742,468(3)	3,000,000	39,412,212
James Budge
Cash severance	175,000	—	175,000
Continued Health Coverage	8,054	8,054	8,054
Accelerated equity vesting	—	3,000,000	10,657,007
Ross Meyercord
Cash severance	165,000	—	165,000
Continued Health Coverage	10,890	10,890	10,890
Accelerated equity vesting	—	3,000,000	5,560,568
Nate Walkingshaw
Cash severance	175,000	—	175,000
Continued Health Coverage	8,443	8,443	8,443
Accelerated equity vesting	—	3,000,000	3,794,953
________________________

(1)	Each NEO's acceleration of unvested equity is capped at $3,000,000.

(2)
Each NEO's acceleration of unvested equity includes PSUs that could have been earned in 2019 at 100%. All of these PSUs were forfeited in February 2020 due to failure to meet the applicable performance metrics. For Mr. Skonnard, 100% of his incentive units granted in 2017 vest in connection with a sale of the company, and these units have a value of $22,588,125 as of December 31, 2019.

(3)	We approved the Skonnard Single Trigger Acceleration Benefit prior to our initial public offering in May 2018. See "Post-Employment Compensation" section for further details.

Equity Plans and Arrangements
Rule 10b5-1 Trading Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by directors or executive officers when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders	13,577,569	$14.55	21,496,609
Equity compensation plans not approved by stockholders	107,030(3)	—	—
Total	13,684,599	$14.55	21,496,609
________________________

(1)	The weighted average exercise price does not take into account outstanding RSUs.

(2)
Includes shares available for future issuance under our 2018 Plan and our 2018 ESPP. Our 2018 Plan provides that on the first day of each fiscal year beginning with the 2019 fiscal year, the number of shares of our Class A common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 14,900,000 shares, (ii) 5% of the outstanding shares of all classes of our Class A common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by our board of directors. Our 2018 ESPP provides that on the first day of each fiscal year beginning with the 2019 fiscal year, the number of shares of our Class A common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 2,970,000 shares, (ii) 1.5% of the outstanding shares of all classes of our Class A common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the plan administrator. These increases are not reflected in the table above.

(3)
Consists of shares issuable under the GitPrime, Inc. 2015 Equity Incentive Plan and GitPrime, Inc. 2018 Equity Incentive Plan, which have been assumed by us in connection with our acquisition of GitPrime, Inc. in May 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the sections entitled "Compensation of Non-employee Directors" and "Executive Compensation," the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we, Pluralsight Holdings, or any subsidiaries thereof have been or will be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or beneficial owners of more than 5% of any class of our capital stock, or their affiliates, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Fourth Amended and Restated LLC Agreement
As part of our IPO in May 2018, we engaged in certain reorganization transactions pursuant to which certain members ("Continuing Members") of Pluralsight Holdings, LLC continued to hold non-voting common limited liability company units ("LLC Units") in Pluralsight Holdings, LLC. In connection with the reorganization transactions, Pluralsight, Inc. and the Continuing Members entered into the Fourth Amended and Restated LLC Agreement (the "Fourth LLC Agreement"). Each of our directors, executive officers (other than our Chief Legal Officer and Corporate Secretary, Matthew Forkner and our Chief Revenue Officer, Ross Meyercord), and beneficial owners of more than 5% of any class of our capital stock are Continuing Members and thus are parties to the Fourth LLC Agreement.
As a result of the reorganization transactions, Pluralsight, Inc. holds LLC Units in Pluralsight Holdings and is the sole manager of Pluralsight Holdings. Accordingly, we operate and control all of the business and affairs of Pluralsight Holdings and, through Pluralsight Holdings and its operating subsidiaries, conduct our business.
As the sole manager of Pluralsight Holdings, Pluralsight, Inc. has the right to determine when distributions will be made to the unit holders of Pluralsight Holdings and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If Pluralsight, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Units, including Pluralsight, Inc., pro rata in accordance with their respective ownership of Pluralsight Holdings, provided that Pluralsight, Inc. as sole manager will be entitled to non-pro rata distributions for certain fees and expenses.
Upon the consummation of the IPO, Pluralsight, Inc. became a holding company, and its principal asset is a controlling equity interest in Pluralsight Holdings. As such, Pluralsight, Inc. has no independent means of generating revenue. Pluralsight Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of LLC Units, including Pluralsight, Inc. Accordingly, Pluralsight, Inc. incurs income taxes on its allocable share of any net taxable income of Pluralsight Holdings and also incurs expenses related to its operations. Pursuant to the Fourth LLC Agreement, Pluralsight Holdings will make cash distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of the cumulative taxable losses of Pluralsight Holdings that is allocated to them, to the extent previous tax distributions from Pluralsight Holdings have been insufficient. In addition to tax expenses, Pluralsight, Inc. also will incur expenses related to its operations, plus payments under a Tax Receivable Agreement ("TRA") entered into on the date of our initial public offering with Continuing Members, which may be significant. Pluralsight, Inc. intends to cause Pluralsight Holdings to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Pluralsight, Inc. to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the TRA.
The Fourth LLC Agreement generally does not permit transfers of LLC Units by Continuing Members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers approved in writing by us, as sole managing manager, and other limited exceptions. In the event of a permitted transfer, such Continuing Member will be required to simultaneously transfer shares of Class B common stock or Class C common stock, as applicable, to such transferee equal to the number of LLC Units that were transferred. The Fourth LLC Agreement also provides that as a general matter a member of Pluralsight Holdings, LLC ("LLC Member") will not have the right to transfer LLC Units if Pluralsight, Inc. determines that such transfer would be prohibited by law or regulation, would violate other agreements with Pluralsight, Inc. to which the LLC Member may be subject, or would cause or increase the possibility for Pluralsight Holdings to be treated as a "publicly traded partnership" taxable as a corporation for U.S. federal income tax purposes.
The Fourth LLC Agreement further provides that, in the event that a tender offer, share exchange offer, issuer bid, takeover bid, recapitalization, or similar transaction with respect to our Class A common stock (each, a "Pubco Offer"), is approved by our board of directors or otherwise effected or to be effected with the consent or approval of our board of directors, each holder of LLC Units shall be permitted to participate in such Pubco Offer by delivering an exchange notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by Pluralsight, Inc., then Pluralsight, Inc. is required to use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such LLC units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of LLC Units be entitled to receive aggregate consideration for each LLC unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.
The Continuing Members, from time to time, may, subject to the terms of the Fourth LLC Agreement, exchange or redeem their LLC Units, together with the corresponding shares of Class B common stock or Class C common stock, as applicable, for, at our option, cash or shares of Class A common stock, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications, and other similar transactions. Any such exchange or redemption may be effected by, at our option, having such LLC Units redeemed by Pluralsight Holdings for cash or Class A common stock contributed to Pluralsight Holdings by us, or, alternatively, a direct exchange by Pluralsight, Inc. of Class A common stock or cash, as applicable, for such LLC Units. Our decision to make a cash payment in connection with a Continuing Member's exchange or redemption will be made by a majority of the members of our board of directors, other than Aaron Skonnard, our co-founder, Chief Executive Officer, and chairperson. When an LLC Unit, together with a share of our Class B common stock or Class C common stock, as applicable, is exchanged or redeemed for cash or a share of our Class A common stock, the corresponding share of our Class B common stock or Class C common stock, as applicable, will be cancelled.
The Fourth LLC Agreement provides that as a general matter an LLC Member does not have the right to exchange or redeem LLC Units if we determine that such exchange or redemption would be prohibited by law or regulation or would violate other agreements with us to which the LLC Member may be subject, including the Fourth LLC Agreement.
Each Continuing Member's exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Member and the absence of any liens or encumbrances on such LLC Units redeemed. In addition, Continuing Members cannot exercise exchange or redemption rights during applicable black-out periods. Each Continuing Member's exchange and redemption rights are further limited, unless the exchange or redemption is in connection with one of the following events, each of which we refer to as an "Unrestricted Redemption": (1)(a) an exchange or redemption of more than 2% of the total outstanding LLC Units (excluding any LLC Units held by us as long as we are the manager and own more than 10% of all outstanding LLC Units), (b) the exchange or redemption is in connection with a Pubco Offer, or (c) the exchange or redemption is otherwise permitted by us or (2) the exchange or redemption and Pluralsight Holdings each meet the requirements of the "private placement" safe harbor set forth in applicable Treasury Regulations.
If an exchange or redemption request delivered by a Continuing Member is in connection with an Unrestricted Redemption, the Continuing Member may elect to have the redemption or exchange effectuated not less than three business days or more than 10 business days after delivery of the notice. Additionally, in only limited circumstances may a Continuing Member revoke or delay its exchange or redemption following the delivery of its request for such exchange or redemption.
We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that Pluralsight Holdings is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units and Class B common stock or Class C common stock, as applicable, for shares of Class A common stock or a redemption transaction is effected, the number of LLC Units held by Pluralsight, Inc. is correspondingly increased as it acquires the exchanged LLC Units or funds the redemption transaction, and a corresponding number of shares of Class B common stock or Class C common stock, as applicable, are cancelled.
The Fourth LLC Agreement also requires that Pluralsight Holdings take actions with respect to its LLC Units, including issuances, reclassifications, distributions, divisions, or recapitalizations, such that (i) we at all times maintain a ratio of one LLC Unit owned by us, directly or indirectly, for each share of Class A common stock issued by us, and (ii) Pluralsight Holdings at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock and Class C common stock owned by the Continuing Members and the number of LLC Units owned by the Continuing Members. As such, in certain circumstances, we as sole manager have the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries, or repurchases, the number of outstanding LLC Units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock.
Tax Receivable Agreement
Pluralsight Holdings and certain of its subsidiaries that are treated as partnerships for U.S. federal income tax purposes have, and intend to have, in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of LLC Units for Class A common stock or cash occurs. We may obtain an increase in our share of the tax basis of the assets of Pluralsight Holdings, when (as described above in the section entitled "Fourth Amended and Restated LLC Agreement"), a Continuing Member receives Class A common stock or cash, as applicable, from us in connection with an exercise of such Continuing Member's right to have LLC Units in Pluralsight Holdings held by such Continuing Member exchanged, or, at our option, redeemed by Pluralsight Holdings for cash or Class A common stock contributed to Pluralsight Holdings by us (which we intend to treat as our direct purchase of LLC Units from such Continuing Member for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by a Continuing Member to Pluralsight Holdings for redemption or sold to us directly), which basis increases we refer to as Basis Adjustments. Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease the gains (or increase the losses) on future dispositions of our assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above in the section entitled "Fourth Amended and Restated LLC Agreement", we entered into a TRA with Pluralsight Holdings and each of the Continuing Members that provides for the payment by Pluralsight Inc. of 85% of the amount of certain tax benefits, if any, that Pluralsight Inc. actually realizes, or in some circumstances is deemed to realize, as a result of the transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the TRA. In general, the Continuing Members' rights under the TRA may not be assigned, sold, pledged, or otherwise alienated to any person, other than certain permitted transferees, without our prior written consent (not to be unreasonably withheld, conditioned, or delayed) and subject to our right of first refusal, and such transferee's becoming a party to the TRA and agreeing to succeed to the applicable Continuing Member's interest therein. Payments under the TRA are not conditioned upon one or more of the Continuing Members maintaining a continued ownership interest in Pluralsight Holdings. If a Continuing Member transfers LLC Units of Pluralsight Holdings but does not assign to the transferee of such LLC Units its rights under the TRA, such Continuing Member ("TRA Member") generally will remain the TRA Member with respect to such rights and will continue to be entitled to receive payments under the TRA arising in respect of a subsequent exchange of such LLC Units.
The actual Basis Adjustments, as well as any amounts paid to the TRA Members under the TRA will vary depending on a number of factors, including the timing of any future redemptions or exchanges, the price of shares of our Class A common stock at the time of any future redemptions or exchanges, the extent to which such redemptions or exchanges are taxable, and the amount and timing of our income.
For purposes of the TRA, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the TRA not been entered into, and had there been no tax benefits to us as a result of any payments made under the TRA. These calculations will be based upon the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on applicable period apportionment factors. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the TRA Members an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).
The payment obligations under the TRA are obligations of Pluralsight, Inc. and not of Pluralsight Holdings. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments that we may be required to make to the TRA Members will be substantial. Any payments made by us to the TRA Members under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Pluralsight Holdings and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the TRA and therefore may accelerate payments due under the TRA. Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments that are payable to or received by a TRA Member.
The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the TRA or if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor's obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income in each relevant taxable year to fully utilize all potential future tax benefits that are subject to the TRA. In those circumstances, any remaining outstanding LLC Units of Pluralsight Holdings would be treated as exchanged for Class A common stock and the applicable TRA Members would generally be entitled to payments under the TRA resulting from such deemed exchanges.
We may elect to completely terminate the TRA early only with the written approval of each of a majority of Pluralsight Inc.'s "independent directors" (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq Rules).

As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the TRA Members that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA. Our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, deterring, or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the TRA.
Payments under the TRA will generally be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the TRA Members pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed.
Instead, any excess cash payments made by us to a TRA Member will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual ultimate cash tax savings. If we determine that a tax reserve or contingent liability must be established by us for generally accepted accounting principles in respect of an issue that would affect payments under the TRA, we may withhold payments to the TRA Members under the TRA and place them in an interest-bearing escrow account until the reserve or contingent liability is resolved.
If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the TRA, we will place certain subsequent tax benefit payments that would otherwise be made to the TRA Members into an escrow account until there is a final determination and such tax benefit payment obligations will continue to accrue interest, generally at LIBOR plus 100 basis points, until such contest is resolved and tax benefit payment is made to the TRA Members. We will have full responsibility for, and sole discretion over, all Pluralsight Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests.
Under the TRA, we are required to provide a representative of the TRA Members with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within 90 calendar days after filing our U.S. federal income tax return for such taxable year. Payments under the TRA will generally be made to the TRA Members within five business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any payments due that are made to TRA Members later than five business days after the applicable schedule becomes final will generally accrue interest at a rate of LIBOR plus 600 basis points from the sixth business day after the schedule becomes final until payment is made, unless our inability to make such payments is a result of certain restrictions imposed under the debt agreements of Pluralsight Holdings or under applicable law, in each case, despite our using commercially reasonable efforts to obtain such funds, in which case interest will continue to accrue until such payments are made at a rate equal to LIBOR plus 100 basis points.

As of December 31, 2019, there were no tax receivable payments due to the Continuing Members under the TRA.

Pluralsight One

Pluralsight One is the Company's social impact initiative dedicated to closing the technology skills gap. This initiative supports nonprofit organizations by providing discounted and donated subscriptions to the Company's platform. Any revenue from subscriptions provided to organizations in connection with Pluralsight One is donated back to the community through charitable grants. During the year ended December 31, 2019, the Company donated approximately $0.4 million back to the community through these charitable grants.

Aircraft Reimbursement
Aaron Skonnard beneficially owns 100% of an aircraft that he uses from time to time for business trips. The reimbursement rate for his use of the aircraft is $4,800 per hour, plus actual costs for landing fees, crew travel expenses, catering, and other out of pocket expenses, up to a maximum of $500,000 per year. Our board of directors approved this hourly reimbursement rate based upon a review of comparable chartered aircraft rates that showed that the reimbursement rate is at or below market rates for the charter of similar aircraft. In 2019, Mr. Skonnard used this aircraft for business-related travel services, and the board of directors approved reimbursing him at the increased amount of $1,037,372 for only 2019. The board of directors increased the reimbursement amount for Mr. Skonnard because of an increase in his business-travel to drive growth and scale our business. Due to the fact that the $4,800 hourly rate paid for the use of the aircraft represents the actual operational costs incurred by Mr. Skonnard as owner of the aircraft, Mr. Skonnard does not profit from the use of the aircraft. Other executives and employees may accompany Mr. Skonnard from time to time at a reimbursement rate comparable to what a first-class ticket would cost on commercial flight for such travel.
Registration Rights Agreement
We are a party to an amended and restated registration rights agreement (the "Registration Rights Agreement"), with certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock).
Certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) have the right to request that we register the sale of shares of Class A common stock to be sold by them on Form S-3 no more than once per calendar year (which may, at such holders' request, be pursuant to shelf registration statements permitting sales of shares of Class A common stock into the market from time to time over an extended period).
Certain holders have the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock (and other securities convertible into or exercisable for shares of our Class A common stock) to be sold by them in connection with registered offerings requested by certain other holders (if any) or initiated by us.
Executive and Director Compensation and Equity Awards
We have granted certain equity awards to our executive officers and certain of our directors. See the sections titled "Executive Compensation-Outstanding Equity Awards at Fiscal Year-End" and "Compensation of Non-Employee Directors" for a description of these equity awards. We have also entered into a reimbursement arrangement with Aaron Skonnard relating to aircraft rates, as further described above in the section entitled "Aircraft Reimbursement."
Other than as described above under this section entitled "Certain Relationships and Related Party Transactions," since January 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's-length dealings with unrelated third parties.
From time to time, we do business with other companies affiliated with certain holders of our capital stock. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm's-length basis.
Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that s/he is or was one of our directors or officers or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that s/he is or was one of our employees or agents. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Service Arrangements
In the twelve months ended December 31, 2019, we incurred approximately $912,000 of expense for digital media and digital experience services provided by Adobe Inc. Brad Rencher, one of our directors, was Adobe's Executive Vice President and General Manager, Digital Experience during the year ended December 31, 2019.
In the twelve months ended December 31, 2019, we booked sales of our services in the amount of $1,389,000 to GlaxoSmithKline plc ("GSK"). Karenann Terrell, one of our directors, has served as the Chief Digital and Technology Officer of GSK since September 2017.
In the twelve months ended December 31, 2019, we incurred approximately $152,000 of expense for data analytics software provided by Alteryx, Inc. ("Alteryx"). Entities affiliated with Insight Venture Partners are the beneficial owners of more than 5% of our capital stock and hold more than 10% of the capital stock of Alteryx. Additionally, Ryan Hinkle, one of our directors, is a Managing Director of Insight Venture Management, LLC, an affiliate of Insight Venture Partners. Tim Maudlin, one of our directors and the chair of our audit committee, also serves as a director and the chair of the audit committee of the Alteryx board of directors.
In the twelve months ended December 31, 2019, we incurred approximately $160,000 of expense for customer success software provided by Gainsight, Inc. ("Gainsight"). Entities affiliated with Insight Venture Partners are the beneficial owners of more than 5% of our capital stock and hold more than 10% of the capital stock of Gainsight. Additionally, Ryan Hinkle, one of our directors, is a Managing Director of Insight Venture Management, LLC, an affiliate of Insight Venture Partners.
In the twelve months ended December 31, 2019, we incurred approximately $839,000 of expense for experience management software provided by Qualtrics, LLC ("Qualtrics"); in the same time period, we booked sales of our services in the amount of $1,304,000 to Qualtrics. Entities affiliated with Insight Venture Partners are the beneficial owners of more than 5% of our capital stock and hold more than 10% of the capital stock of Qualtrics. Additionally, Ryan Hinkle, one of our directors, is a Managing Director of Insight Venture Management, LLC, an affiliate of Insight Venture Partners.
Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or beneficial owner of greater than 5% of any class of our capital stock, or their respective affiliates and their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our capital stock as of February 14, 2020 ("Beneficial Ownership Date") by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all executive officers and directors as a group.

Applicable percentage ownership is based on 141,833,367 shares of our common stock outstanding at February 14, 2020. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 14, 2020 which are subject to vesting conditions expected to occur within 60 days of February 14, 2020 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated in the footnotes below, each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025.

	Shares Beneficially Owned						% of Total Voting Power #
	Class A		Class B†		Class C†
Name of Beneficial Owners	Shares	%	Shares	%	Shares	%

Named Executive Officers and Directors:
Aaron Skonnard(1)	1,525,785	1.4	—	*	14,373,295	100.0	53.6
James Budge(2)	606,405	*	597,807	2.6	—	*	*
Joe DiBartolomeo(3)	83,237	*	288,696	1.2	—	*	*
Matthew Forkner(4)	—	*	—	*	—	*	*
Ross Meyercord(5)	—	*	—	*	—	*	*
Nate Walkingshaw(6)	199,463	*	119,503	*	—	*	*
Gary Crittenden(7)	95,141	*	179,758	*	—	*	*
Scott Dorsey(8)	101,833	*	221,712	1.0	—	*	*
Arne Duncan(9)	134,884	*	333,008	1.4	—	*	*
Ryan Hinkle(10)	49,412	*	—	*	—	*	*
Leah Johnson(11)	1,500	*	—	*	—	*	*
Timothy Maudlin(12)	90,541	*	282,588	1.2	—	*	*
Frederick Onion(13)	1,432,400	1.4	9,961,071	43.0	—	*	4.2
Bradley Rencher(14)	80,541	*	258,170	1.1	—	*	*
Bonita Stewart(15)	21,000	*	—	*	—	*	*
Karenann Terrell(16)	150,445	*	103,459	*	—	*	*
All current executive officers and directors as a group (15 persons)(17)	4,489,350	4.2	12,057,076	52.1	14,373,295	100.0	59.2
Greater than 5% Stockholders:
Entities affiliated with Insight Venture Partners(18)	9,929,684	9.5	9,269,973	40.1	—	*	7.1
Entities affiliated with The Vanguard Group, Inc.(19)	7,468,146	7.2	—	*	—	*	2.8
Entities affiliated with FMR LLC(20)	10,318,995	9.9	—	*	—	*	3.8
________________________

†
The Class B common stock and Class C common stock are convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock or Class C common stock, as applicable, beneficially owns an equivalent number of shares of Class A common stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, and Class C common stock, as a single class. Each holder of Class C common stock is entitled to 10 votes per share of Class C common stock and each holder of Class A common stock and Class B common stock is entitled to one vote per share of Class A common stock or Class B common stock, as applicable, on all matters submitted to our stockholders for a vote. The Class A common stock, Class B common stock, and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership or voting power of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 329,827 shares of Class A common stock and 10,548,482 shares of Class C common stock held by Skonnard Consulting, Inc., of which Mr. Skonnard is an owner; (ii) 656,700 shares of Class C common stock held by Skonnard Family GRAT 2021, of which Mr. Skonnard is a trustee; (iii)

988,408 shares of Class C common stock held by True Nord Trust, of which Mr. Skonnard may be deemed to have voting and dispositive power; (iv) 149,094 shares of Class C common stock held by Aaron & Monica Skonnard Revocable Trust, of which Mr. Skonnard is co-trustee; (v) 964 shares of Class A common stock held by Mr. Skonnard; (vi) 1,174,625 shares of Class A common stock subject to options held by Mr. Skonnard that are immediately exercisable within 60 days of the Beneficial Ownership Date; (vii) 20,369 shares of Class A common stock held by Mr. Skonnard underlying RSUs vesting within 60 days of the Beneficial Ownership Date; and (viii) 2,030,611 shares of Class C common stock held by Mr. Skonnard, of which 655,151 shares are unvested and subject to a right of repurchase in favor of the Company. Amounts exclude the grant of RSUs covering 106,213 shares of our Class A common stock in March 2020.

(2)
Consists of (i) 39,248 shares of Class A common stock held by Mr. Budge; (ii) 553,127 shares of Class A common stock subject to options held by Mr. Budge that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 14,030 shares of Class A common stock held by Mr. Budge underlying RSUs vesting within 60 days of the Beneficial Ownership Date; (iv) 132,846 shares of Class B common stock held by held by the James W Budge Irrevocable Legacy Trust dated 9/13/2019, of which Mr. Budge's spouse is the trustee; and (v) 464,961 shares of Class B common stock held by Mr. Budge, of which 332,115 shares are unvested and subject to a right of repurchase in favor of the Company. Amounts exclude the grant of RSUs covering 53,106 shares of our Class A common stock in March 2020.

(3)
Mr. DiBartolomeo resigned as Chief Revenue Officer in August 2019. His ownership consists of (i) 2,517 shares of Class A common stock; (ii) 80,720 shares of Class A common stock subject to options held by Mr. DiBartolomeo that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 288,696 shares of Class B common stock held by Mr. DiBartolomeo, of which 32,731 shares are unvested and subject to a right of repurchase in favor of the Company.

(4)
Consists of 19,673 shares of Class A common stock held by Mr. Forkner underlying RSUs vesting within 60 days of the Beneficial Ownership Date. Amounts exclude the grant of RSUs covering 42,485 shares of our Class A common stock in March 2020.

(5)	Mr. Meyercord joined our Company in October 2019 and holds no equity awards vesting within 60 days of the Beneficial Ownership Date.

(6)
Consists of (i) 45,258 shares of Class A common stock and 119,503 shares of Class B common stock held by Mr. Walkingshaw; (ii) 112,010 shares of Class A common stock subject to options held by Mr. Walkingshaw that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 42,195 shares of Class A common stock held by Mr. Walkingshaw underlying RSUs vesting within 60 days of the Beneficial Ownership Date.

(7)
Consists of (i) 20,000 shares of Class A common stock and 144,423 shares of Class B common stock held by Mr. Crittenden; (ii) 14,600 shares of Class A common stock and 35,335 shares of Class B common stock held by Bear Mountain Ranch Asset Management, LLC, of which Mr. Crittenden is a managing member; and (iii) 60,541 shares of Class A common stock subject to options held by Mr. Crittenden that are immediately exercisable within 60 days of the Beneficial Ownership Date.

(8)
Consists of (i) 20,000 shares of Class A common stock held by Mr. Dorsey; (ii) 81,833 shares of Class A Common stock subject to options held by Mr. Dorsey that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 121,712 shares of Class B common stock held by Mr. Dorsey, of which 20,286 shares are unvested and subject to a right of repurchase in favor of the Company; and (iv) 100,000 shares of Class B common stock held by AREO Ventures, LLC, of which Mr. Dorsey is a manager.

(9)
Consists of (i) 20,000 shares of Class A common stock held by Mr. Duncan; (ii) 114,884 shares of Class A Common stock subject to options held by Mr. Duncan that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 333,008 shares of Class B common stock held by Mr. Duncan, of which 27,761 shares are unvested and subject to a right of repurchase in favor of the Company.

(10)
Consists of 49,412 shares of Class A common stock held by Mr. Hinkle. Mr. Hinkle is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight Shareholders described in footnote 17 below, but he does not hold voting or dispositive power over the shares held of record by the Insight Shareholders. See footnote 17 for more information regarding the Insight Shareholders.

(11)	Consists of 1,500 shares of Class A common stock held by Ms. Johnson.

(12)
Consists of (i) 20,000 shares of Class A common stock and 103,423 shares of Class B common stock held by Mr. Maudlin; (ii) 10,000 shares of Class A common stock held by Timothy I. Maudlin Revocable Trust, of which Mr. Maudlin is a trustee; (iii) 60,541 shares of Class A Common stock subject to options held by Mr. Maudlin that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iv) 79,583 shares of Class B common stock held by Janice K. Maudlin Revocable Trust, of which Mr. Maudlin's wife is a trustee; (v) 69,582 shares of Class B common stock held by Timothy I. Maudlin Revocable Trust, of which Mr. Maudlin is a trustee; and (vi) 30,000 shares of Class B common stock held by Timothy I Maudlin 2019 Trust dated 08/15/2019, of which Mr. Maudlin is a trustee.

(13)
Consists of (i) 1,402,400 shares of Class A common stock and 9,919,847 shares of Class B common stock held by Onion Consulting, Inc., of which Mr. Onion is an owner; and (ii) 30,000 shares of Class A common stock and 41,224 shares of Class B common stock held by Frederick A. Onion Revocable Trust, of which Mr. Onion is a co-trustee.

(14)
Consists of (i) 20,000 shares of Class A common stock and 101,923 shares of Class B common stock held by Mr. Rencher; (ii) 60,541 shares of Class A Common stock subject to options held by Mr. Rencher that are immediately exercisable within 60 days of the Beneficial Ownership Date; and (iii) 156,247 shares of Class B common stock held by Centerpine LLC, of which Mr. Rencher is a manager.

(15)	Consists of (i) 10,000 shares of Class A common stock held by Ms. Stewart and (ii) 11,000 shares of Class A common stock held by The Bonita K Coleman Trust, of which Ms. Coleman is trustee.

(16)
Consists of (i) 20,000 shares of Class A common stock held by Ms. Terrell; (ii) 98,945 shares of Class A Common stock subject to options held by Ms. Terrell that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 31,500 shares of Class A common stock held by DKT Living Trust, of which Ms. Terrell is trustee; and (iv) 103,459 shares of Class B common stock held by Ms. Terrell, of which 25,865 shares are unvested and subject to a right of repurchase in favor of the Company.

(17)
Consists of the following amounts held by all our executive officers and directors, as a group: (i) 2,098,226 shares of Class A common stock; (ii) 2,397,767 shares of Class A common stock underlying stock options that are immediately exercisable within 60 days of the Beneficial Ownership Date; (iii) 76,594 shares of Class A common stock underlying RSUs vesting within 60 days of the Beneficial Ownership Date; (iv) 12,345,772 shares of Class B common stock, of which 438,758 shares are unvested and subject to a right of repurchase in favor of the Company; (v) 14,373,295 shares of Class C common stock, of which 655,151 shares are unvested and subject to a right of repurchase in favor of the Company.

(18)
Consists of (i) 3,728,410 shares of Class A common stock held by Insight Venture Partners (Cayman) VII, L.P.; (ii) 535,783 shares of Class A common stock held by Insight Venture Partners (Delaware) VII, L.P.; and (iii) 1,137,762 shares of Class A common stock held by IVP CIF II (AIP B), L.P.; (iv) 2,679,709 shares of Class A common stock held by Insight Venture Partners VII L.P.; (v) 61,964 shares of Class A common stock held by Insight Venture Partners VII (Co-Investors) L.P.; (vi) 1,549,091 shares of Class A common stock held by IVP CIF II (AIP A), L.P.; (vii) 236,965 shares of Class A common stock held by IVP (Venice), L.P.; and (viii) 9,269,973 shares of Class B common stock held by IVP CIF II (PS Splitter), L.P.; (collectively, the "Insight Shareholders"). The general partner of Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors) L.P., Insight Venture Partners (Cayman) VII, L.P., and Insight Venture Partners (Delaware) VII, L.P. is Insight Venture Associates VII, L.P. The general partner of Insight Venture Associates VII, L.P. is Insight Venture Associates VII, Ltd., the sole stockholder of which is Insight Holdings Group, LLC ("Insight Holdings"). The general partner of IVP CIF II (AIP A), L.P., IVP CIF II (AIP B), L.P., and IVP CIF II (PS Splitter), L.P. is Insight Venture Associates Coinvestment II, L.P. Insight Holdings is the general partner of Insight Venture Associates Coinvestment II, L.P. The manager of IVP (Venice), L.P. is IVP GP (Venice), LLC, whose general partner is Insight Venture Associates X, Ltd., whose sole shareholder in turn is Insight Holdings. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and may be deemed to hold voting and dispositive power over the shares held of record by the Insight Shareholders. The foregoing is not an admission by Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners VII (Co-Investors) L.P., Insight Venture Partners VII L.P., Insight Venture Associates VII, L.P., Insight Venture Associates VII, Ltd., IVP CIF II (AIP A), L.P., IVP CIF II (AIP B), L.P., IVP CIF II (PS Splitter), L.P., Insight Venture Associates Coinvestment II, L.P., IVP (Venice), L.P., IVP GP (Venice), LLC, Insight Venture Associates X, Ltd. or Insight Holdings that it is the beneficial owner of the shares held by the Insight Shareholders. The address for the foregoing entities is 1114 Avenue of the Americas, 36th Floor, New York, NY 10036. For additional information, see the Schedule 13G/A filed by Insight with the SEC on February 12, 2020.

(19)
Consists of 7,468,146 shares of Class A common stock held by The Vanguard Group, Inc. ("The Vanguard Group"), of which 32,001 shares of Class A common stock are beneficially owned by Vanguard Fiduciary Trust Company ("VFTC") as a result of its serving as investment management of collective trust accounts, and 16,634 shares of Class A common stock are beneficially owned by Vanguard Investments Australia, Ltd. as a result of its serving as investment manager of Australian investment offerings ("VIA"). VFTC and VIA are wholly-owned subsidiaries of The Vanguard Group, Inc. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. For additional information, see the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2020.

(20)
Consists of 10,318,995 shares of Class A common stock held by FMR LLC. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and serves as investment adviser to various investment companies registered under the Investment Company Act. The address for these entities is 245 Summer Street, Boston, MA 02210. For additional information, see the Schedule 13G/A filed by FMR LLC with the SEC on February 10, 2020.

OTHER MATTERS

Fiscal Year 2019 Annual Report

Our financial statements for our fiscal year ended December 31, 2019 are included in our 2019 Annual Report, which we will make available to stockholders at the same time as this proxy statement. You may also obtain a copy of our 2019 Annual Report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at Pluralsight, Inc., 182 North Union Avenue, Farmington, Utah 84025, Attention: Investor Relations.

Company Website

We maintain a website at www.pluralsight.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing Pluralsight's filings on the SEC's website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER PROPOSAL DEADLINES FOR 2021 ANNUAL MEETING

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than November 15, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Pluralsight, Inc.
Attn: Corporate Secretary
182 North Union Avenue
Farmington, Utah 84025

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2021 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2021 annual meeting of stockholders, a stockholder's notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:

•	not earlier than January 2, 2021, and

•	not later than the close of business on February 1, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2021 annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2021 annual meeting of stockholders, or

•	the 10th day following the day on which public announcement of the date of our 2021 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting. To be in proper written form, a stockholder's notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:

Pluralsight, Inc.
Attn: Corporate Secretary
182 North Union Avenue
Farmington, Utah 84025

For information on how to access our bylaws, please see the section entitled "Availability of Bylaws," and for additional information regarding stockholder recommendations for director candidates, please see the section entitled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to our Board."

*********

As of the date of this proxy statement we know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Farmington, Utah
March 18, 2020

ANNUAL MEETING OF PLURALSIGHT, INC.

Date: May 5, 2020
Time: 10:30 a.m. MT
Place: Annual Meeting to be held live via the Internet – please visit www.proxydocs.com/PS for more details.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, and ONE YEAR for proposal 4.

1: Election of all Class II Directors

	For	Withhold	Directors Recommend
01 Arne Duncan	☐	☐	For
02 Leah Johnson	☐	☐	For
03 Frederick Onion	☐	☐	For
04 Karenann Terrell	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐	For
3: Approve, on an advisory non-binding basis, the compensation of our named executive officers.	☐	☐	☐	For

	One Year	Two Years	Three Years	Abstain	Directors Recommend
4: Approve, on an advisory non-binding basis, the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐	One Year

TO ATTEND the Annual Meeting of Pluralsight, Inc., please visit www.proxydocs.com/PS for virtual meeting registration details.

Authorized Signatures - This section must be completed for your instructions to be executed.

____________________ Please Sign Here

____________________ Please Date Above

____________________ Please Sign Here

____________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of PLURALSIGHT, INC. to be held on Tuesday, May 5, 2020 for Holders as of March 9, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/PS
- Cast your vote online either before the meeting or at the meeting.
- View Meeting Documents.

OR

TELEPHONE

Call
855-666-8935
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints James Budge and Matthew Forkner, and each or either of them, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Pluralsight, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND ONE YEAR FOR PROPOSAL 4.

All votes for ESPP participants must be received by 11:59 p.m. Eastern Time, April 30, 2020.

PROXY TABULATOR FOR

PLURALSIGHT, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Pluralsight, Inc.
Annual Meeting of Stockholders
May 5, 2020, 10:30 a.m. MT
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints James Budge and Matthew Forkner (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Pluralsight, Inc., a Delaware corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 5, 2020 at 10:30 a.m. MT and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, "FOR" proposals 2 and 3, and "ONE YEAR" for proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →